  ITEM 1. Front of Registration Statement and Outside Front Cover of Prospectus

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SecureStaff Systems, Inc.
                 (Name of small business issuer in our charter)

           Wyoming                       75835                       65-10405953

(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer Identification
 incorporation or organization)    Classification Code Number)            Number)

                       11 Kodiak Crescent                    M3J 3E5
                     Toronto, Ontario, Canada

           (Address of principal executive offices)         (Zip Code)

                  Registrant's telephone number 1 416 679 8688

              11 Kodiak Crescent, Toronto, Ontario, Canada M3J 3E5

(Address of principal place of business or intended principal place of business)

                        Karis B. Rowley, General Manager
                    Corporate Service Center of Wyoming, Inc.
                         200 West 17th Street, Suite 80
                               Cheyenne, WY 82001
                             Telephone 307-634-7920

            (Name, address and telephone number of agent for service)

                                   Copies to:

                                Bruce Fein, Esq.
                                Bruce F. Fein, PC
                               6363 Woodway Drive
                                    Suite 965
                                Houston, TX 77057
                               Phone 713-273-6600
                                Fax 713 273 6605

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

                                               Proposed maximum     Proposed maximum
Title of each class of                        offering price per   aggregate offering    Amount of
securities to be registered    Amount to be         unit (1)             price         registration
                               registered                                                   fee

Common Stock offered by our     1,248,849          $2.50              $3,122,122.50         $287.24
Selling Stockholders (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Selling shareholders will be selling these shares at a price of $2.50 per share. We will not receive proceeds from the sale of shares from the selling shareholders.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the
Commission, acting pursuant to Section 8(a) may determine.

ITEM 1. Front of Registration Statement and Outside Front Cover of Prospectus

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE
CHANGED. NEITHER WE NOR OUR SELLING SHAREHOLDERS MAY SELL THESE SECURITIES UNTIL
THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS
EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS
NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE
OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                            SECURESTAFF SYSTEMS, INC.
                  SUBJECT TO COMPLETION, DATED FEBRUARY  18, 2002

Selling shareholders are offering up to 1,248,849 shares of common stock.  The selling shareholders will offer their shares at $2.50 per share.

Our common stock is not now listed on any national securities exchange, the
NASDAQ stock market or the Over the Counter Bulletin Board.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. There is substantial doubt about our ability to continue as a going concern.  See "Risk Factors" beginning on page 9.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              Offering Information
                              --------------------

----------------------- --------------------- -------------------- --------------------- --------------------
                        Price to Public (1)   Underwriting         Estimated Offering    Proceeds to
                                              Discounts and        Expenses (3)          Company (4)
                                              Commissions (2)
----------------------- --------------------- -------------------- --------------------- --------------------
----------------------- --------------------- -------------------- --------------------- --------------------
Per Share               $2.50                 N/A                  N/A                   N/A
----------------------- --------------------- -------------------- --------------------- --------------------
----------------------- --------------------- -------------------- --------------------- --------------------
Total                   $0.0                  $0.0                 $0.0                  $0.0
----------------------- --------------------- -------------------- --------------------- --------------------

(1) The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities. The offering price for the selling shareholders' shares has been determined solely by management.

(2) Selling Shareholders hold all of the shares that we are registering. Because we are not selling any of our shares, there are no underwriting commissions involved in this offering.

(3) Does not include offering costs, including filing, legal, and accounting estimated at $50,000. We have agreed to pay all the costs of this offering.
    Selling security holders will pay no offering expenses.

(4) We will not receive proceeds from the sale of shares from the selling shareholders.

The date of this preliminary prospectus is February 18, 2002.

ITEM 2. Inside Front and Outside Back Cover Pages of Prospectus

                                TABLE OF CONTENTS
                                -----------------

ITEM 1. FRONT OF REGISTRATION STATEMENT AND OUTSIDE FRONT COVER OF PROSPECTUS..1
ITEM 1. FRONT OF REGISTRATION STATEMENT AND OUTSIDE FRONT COVER OF PROSPECTUS..3

   OUR POOR FINANCIAL CONDITION RAISES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO
   CONTINUE AS A GOING CONCERN.  YOU WILL BE UNABLE TO DETERMINE WHETHER WE
   WILL EVER BECOME PROFITABLE................................................10

   WE ARE A COMPANY WITH LIMITED OPERATING HISTORY; BECAUSE OUR PLANNED GROWTH
   IS CONTINGENT UPON RECEIVING ADDITIONAL FUNDING, YOU WILL BE UNABLE TO
   EVALUATE WHETHER OUR BUSINESS WILL BE SUCCESSFUL...........................10

   IF WE NEED FINANCING TO SUPPORT OUR EXPANSION PLANS BUT ARE UNABLE TO OBTAIN
   IT, WE WILL HAVE TO CURTAIL OUR EXPANSION PLANS AND THE VALUE OF YOUR
   INVESTMENT MAY BE REDUCED..................................................11

   BECAUSE OUR ON-LINE PSYCHOLOGICAL PROFILING HAS NOT BEEN ACCEPTED BY THE
   PUBLIC AS AN ACCEPTABLE FORM OF EMPLOYER OR EMPLOYEE SELECTION, WE FACE
   SIGNIFICANT BARRIERS TO ACCEPTANCE OF OUR SERVICES.........................11

   BECAUSE EMPLOYERS AND JOB SEEKERS MAY OBTAIN OTHER HUMAN RESOURCE SERVICES
   FOR FREE, OUR REVENUES MAY BE REDUCED......................................11

   INTERNET AFFILIATE COMPANIES MAY NOT BE SUCCESSFUL IN SELLING OUR SERVICES,
   CAUSING OUR REVENUES TO BE REDUCED.........................................12

   WE FACE RISKS DUE TO COMPETING TECHNOLOGIES OR DEVELOPMENT OF NEW
   TECHNOLOGIES, WHICH MAY REDUCE CONSUMER ATTRACTION TO OUR TECHNOLOGIES.....12

   WE WILL RELY UPON THIRD PARTIES FOR THE DEVELOPMENT AND MAINTENANCE OF OUR
   INTERNET SERVICES; ANY FAILURES ON THE PART OF OUR THIRD PARTY PROVIDERS MAY
   INHIBIT OUR INTERNET CONNECTIONS AND THE SECURITY AND INTEGRITY OF OUR
   SOFTWARE AND ACCOUNTING....................................................12

   TO DATE, MUCH OF OUR BUSINESS HAS COME FROM THREE CUSTOMERS; IF WE FAIL TO
   DEVELOP A WIDE CUSTOMER BASE, OUR REVENUES WILL BE REDUCED.................12

   IF SUBSTANTIAL NUMBERS OF OUR CUSTOMERS LOSE CONNECTION TO OUR WEBSITE, WE
   WILL LOSE CUSTOMERS AND FAIL TO DEVELOP REPEAT BUSINESS WHICH WILL REDUCE
   OUR REVENUES...............................................................12

   OUR VULNERABILITY TO SECURITY BREACHES, GLITCHES AND OTHER COMPUTER FAILURES
   COULD HARM OUR CUSTOMER RELATIONSHIPS, OUR ABILITY TO BROADEN OUR CUSTOMER
   BASE AND OUR ABILITY TO PROMOTE OUR BRAND NAME.............................13

   BECAUSE OUR PSYCHOLOGICAL PROFILING PRODUCTS AND SERVICES BUSINESS DEPENDS
   UPON OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WE HAVE NOT TAKEN ANY FORMAL
   LEGAL ACTION TO PROTECT AGAINST THIRD PARTIES, OUR REVENUES MAY BE REDUCED.13

   BECAUSE OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, ANY INVESTMENT IN OUR
   COMMON STOCK IS CONSIDERED A HIGH-RISK INVESTMENT AND IS SUBJECT TO
   RESTRICTIONS ON MARKETABILITY; YOU MAY BE UNABLE TO SELL YOUR SHARES.......13

   OUR MANAGEMENT DECISIONS ARE MADE BY OUR FOUNDER AND ACTING CEO, DR.
   PETER DONNELLY AND OUR VICE PRESIDENT OF INFORMATION TECHNOLOGY MANAGEMENT
   AND MARKETING, JAMES COUSINEAU; IF WE LOSE THEIR SERVICES, OUR REVENUES MAY
   BE REDUCED.................................................................13

   OUR FOUNDER AND ACTING CEO, DR. PETER DONNELLY AND OUR VICE PRESIDENT OF
   INFORMATION TECHNOLOGY MANAGEMENT AND MARKETING, JAMES  COUSINEAU DO NOT
   HAVE SIGNIFICANT FINANCIAL REPORTING EXPERIENCE WHICH MAY LEAD TO DELAYS IN
   FILING REQUIRED REPORTS WITH THE SEC AND  SUSPENSION OF TRADING OR DELISTING
   OF OUR SECURITIES, IF THEY BECOME QUALIFIED FOR QUOTATION ON THE OVER THE
   COUNTER BULLETIN BOARD  WHICH WILL MAKE IT MORE DIFFICULT FOR YOU TO SELL
   YOUR SHARES................................................................13

   THE OFFERING PRICE OF $2.50 PER SHARE HAS BEEN ARBITRARILY SET BY OUR BOARD
   OF DIRECTORS AND ACCORDINGLY DOES NOT INDICATE THE ACTUAL VALUE OF OUR
   BUSINESS...................................................................14

   BECAUSE OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, ANY INVESTMENT IN
   OUR COMMON STOCK IS CONSIDERED A HIGH-RISK INVESTMENT AND IS SUBJECT TO
   RESTRICTIONS ON MARKETABILITY; YOU MAY BE UNABLE TO SELL YOUR SHARES.......14

   IN THE FUTURE, OUR STOCK MAY TRADE ON THE OVER-THE-COUNTER BULLETIN BOARD
   AFTER THE MERGER; BECAUSE THE BULLETIN BOARD DOES NOT  OPERATE UNDER THE
   SAME RULES AND STANDARDS AS THE NASDAQ STOCK MARKET, OUR STOCKHOLDERS MAY
   HAVE GREATER DIFFICULTY IN SELLING THEIR  SHARES WHEN THEY WANT AND FOR THE
   PRICE THEY WANT............................................................14

   SALES OF OUR COMMON STOCK UNDER RULE 144 COULD REDUCE THE PRICE OF OUR
   STOCK......................................................................14

   BECAUSE STOCKS TRADED ON THE BULLETIN BOARD ARE USUALLY THINLY TRADED,
   HIGHLY VOLATILE, HAVE FEWER MARKET MAKERS AND ARE NOT FOLLOWED BY ANALYSTS,
   OUR STOCKHOLDERS MAY HAVE GREATER DIFFICULTY IN SELLING THEIR SHARES WHEN
   THEY WANT AND FOR THE PRICE THEY WANT......................................14

   INVESTORS MUST CONTACT A BROKER DEALER TO TRADE BULLETIN BOARD SECURITIES.
   INVESTORS DO NOT HAVE DIRECT ACCESS TO THE BULLETIN BOARD SERVICE.  FOR
   BULLETIN BOARD SECURITIES, THERE ONLY HAS TO BE ONE MARKET MAKER...........14

   BECAUSE CERTAIN STATES REQUIRE US TO SEEK A QUALIFICATION FOR OUR
   SHAREHOLDERS TO BE ABLE TO RESELL THEIR SHARES IN ANY PUBLIC MARKET THAT
   DEVELOPS, SHAREHOLDERS MAY BE PREVENTED FROM SELLING THEIR SHARES IN THE
   OPEN MARKET TO RESIDENTS OF THESE STATES IF THIS QUALIFICATION IS NOT
   OBTAINED...................................................................14

   WE ARE AUTHORIZED TO ISSUE PREFERRED STOCK WHICH, IF ISSUED, MAY REDUCE
   THE MARKET PRICE OF THE COMMON STOCK.......................................14

   CERTAIN WYOMING CORPORATION LAW PROVISIONS COULD PREVENT A POTENTIAL
   TAKEOVER OF US THAT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
         LIABILITIES..........................................................22
ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS..................................22

ITEM 16. DESCRIPTION OF BUSINESS..............................................23
ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

ITEM 3. SUMMARY INFORMATION AND RISK FACTORS

        PROSPECTUS SUMMARY

This prospectus contains statements about our future business operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations as a result of many factors, including those identified under the Risk Factors section of this prospectus beginning on page 9. The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the
Financial Statements section beginning on page F-1 prior to making an investment decision.  In addition, you should consult you tax, legal, or business advisor before making an investment.

Our Company
-----------

We were incorporated in Wyoming on December 14, 1999, under the name Psitek.org,
Inc.  In April 2000, we changed our name to Careertek.org, Inc.  On October 16,
2001 we changed our name to SecureStaff Systems, Inc.  We are authorized to issue 100,000,000 shares of common stock of which 13,260,453 shares are outstanding. We are authorized to issue 1,000,000 shares each of Class A, B, C,
D and E no value par preferred stock.

Our Business
------------

Our executive offices are located at 11 Kodiak Crescent, Toronto, Ontario,
Canada M3J 3E5. Our telephone number is 416-679-8688.

We have conducted our operations since December 14, 1999.  We have limited revenues and we have accumulated losses since our inception. We operate websites at WWW.SECURESTAFFSYSTEMS.COM and WWW.CAREERTEK.ORG, which provide security related and other personnel services to employers and job applicants.  No information on the website constitutes part of this prospectus.

Our mission is to simplify and enhance the personnel selection process through advanced, accurate, and interactive psychological profiling; providing superior performance predictability, violence predictability and recruit retention, at the lowest cost to human resource management.

Our personnel services are primarily directed to combining workplace security with psychological profiling and extensive background checks.  We have built into our products a violence predictor, which evaluates a candidate's propensity to violence, basic character and possible anti-social behavior.  We believe this part of our business will assume more and more importance to employers these days due to recent tragic events.  In addition, we offer:

        o   Psychologically based profiling of job applicants to assist employers in their job hiring needs
        o   Psychologically based profiling of job applicants to assist them in finding an appropriate job to match their psychological profile
        o   Products that assist a firm in downsizing by evaluating employees against their peer group so that only the better employees are retained
        o   Other consultative products that provide prospective employers and job applicants with information pertaining to their particular industry interest

Our revenues are derived from the sale of these services on our website.

From our inception to October 31, 2001, we incurred operating losses of
($717,987) and had a net working capital deficiency of $183,623. In addition, as of October 31, 2001, we had only $7,195 of current cash available.  Our current cash resources of $7,195 are not sufficient to satisfy our cash requirements over the next 12 months.  We will need to secure a minimum of $105,000 to satisfy such requirements, but we need an additional minimum of $320,000 to finance our planned expansion in the next 12 months, which funds will be used for product development, marketing, and customer support.

The Offering
-------------

As of the date of this prospectus, we had 13,260,453 shares of common stock and no shares of preferred stock issued and outstanding.

Selling shareholders are offering up to 1,248,849 shares of common stock.  The selling shareholders may offer their shares at $2.50 per share.  We will pay all expenses of registering the securities, estimated at approximately $50,000.

Financial Summary
-----------------

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

STATEMENTS OF OPERATIONS

                                                                                              Inception
                                     For the Quarter    For the Quarter   For the Year    (December 14, 1999)
                                          Ended             Ended            Ended            through
                                     October 31, 2001   October 31, 2000  July 31, 2001    July 31, 2000
                                       (Unaudited)        (Unaudited)                        (Restated)
-------------------------------------------------------------------------------------------------------------
REVENUES                              $   2,156           $     -          $  4,702         $      -
-------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES                      131,676             91,760          432,719           160,336
-------------------------------------------------------------------------------------------------------------
NET LOSS FROM OPERATIONS               (129,520)           (91,760)        (428,017)         (160,336)
-------------------------------------------------------------------------------------------------------------
OTHER INCOME AND (EXPENSES) -NET                             1,099             (114)               -
-------------------------------------------------------------------------------------------------------------
NET LOSS                              $(129,520)         $ (90,661)       $ (428,131)      $ (160,336)
-------------------------------------------------------------------------------------------------------------
NET LOSS PER COMMON SHARE             $  (0.010)         $  (0.006)       $   (0.034)      $   (0.022)
-------------------------------------------------------------------------------------------------------------

BALANCE SHEETS

                                        October 31,       October 31,     July 31,     July 31,
                                            2001             2000           2001        2000
                                        (Unaudited)       (Unaudited)                 (Restated)
-------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                      $  16,385       $  25,735        $  9,720    $ 15,485
-------------------------------------------------------------------------------------------------
OTHER ASSETS                                638,762         748,691         671,450     721,472
-------------------------------------------------------------------------------------------------
TOTAL ASSETS                              $ 655,147       $ 774,426        $681,170    $736,957
-------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
-------------------------------------------------------------------------------------------------
Accounts payable and accrued liabilities  $  89,058       $ 110,778       $ 70,565     $121,739
Note payable                                 34,870              -          35,965           -
Demand loans payable                         76,080              -          22,887           -
-------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                   200,008         110,778        129,417      121,739
-------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                  455,139         663,648        551,753      615,218
-------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                        655,147         774,426        681,170      736,957
-------------------------------------------------------------------------------------------------

                                  RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Our poor financial condition raises substantial doubt about our ability to continue as a going concern.  You will be unable to determine whether we will ever become profitable.

From our inception to October 31, 2001, we incurred operating losses of
($717,987) and had a net working capital deficiency of $183,623. In addition, as of October 31, 2001, we had only $7,195 of current cash available.  Our current cash resources of $7,195 are not sufficient to satisfy our cash requirements over the next 12 months.  We will need to secure a minimum of $105,000 to satisfy such requirements, but we need an additional minimum of $320,000 to finance our planned expansion in the next 12 months, which funds will be used for product development, marketing, and customer support.  However in order to become profitable we may still need to secure additional debt or equity funding.
We hope to be able to raise additional funds from an offering of our stock in the future.  However, this offering may not occur, or if it occurs, may not raise the required funding.

Our ability to continue as a going concern is dependent on our ability to raise funds to implement our planned development; however we may not be able to raise sufficient funds to do so. Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Our poor financial condition could inhibit our ability to achieve our business plan, because we are currently operating at a substantial loss with no operating history and revenues, an investor cannot determine if we will ever become profitable.

We are a company with limited operating history; because our planned growth is contingent upon receiving additional funding, you will  be unable to evaluate whether our business will be successful.

Our business development is contingent upon raising debt or equity funding. We have no sources of funding identified.  You must consider the risks, difficulties, delays and expenses frequently encountered by development stage companies in our business, which have little or no operating history, including whether we will be able to overcome the following challenges:

        o   Inability to raise necessary revenue to operate for the next 12 months or thereafter
        o   Advertising and marketing costs that may exceed our current estimates
        o   Unanticipated development expenses
        o   Our ability to generate sufficient revenues to offset the
            substantial costs of operating our business

Because significant up-front expenses, including advertising, sales, and other expenses are required to develop our business, we anticipate that we may incur losses until revenues are sufficient to cover our operating costs. Future losses are likely before our operations become profitable. As a result of our lack of operating history, you will have no basis upon which to accurately forecast our:

        o   Total assets, liabilities, and equity
        o   Total revenues
        o   Gross and operating margins
        o   Labor costs

                                       10

Accordingly, the proposed business plans described in this prospectus may not either materialize or prove successful and we may never be profitable. Also, you have no basis upon which to judge our ability to develop our business and you will be unable to forecast our future growth.

If we need financing to support our expansion plans but are unable to obtain it, we will have to curtail our expansion plans and the value of your investment may be reduced.

Our future business will involve substantial costs, primarily those costs associated with the following:

        o   For all of our products, translate our questionnaire and reports into Spanish and French.
        o   Conduct a North American print media advertising campaign.
        o   Conduct a North American promotions campaign.
        o   Conduct various business related sales calls and travel throughout
            North America.
        o   Hire a corporate sales manager and two in-house account managers.
        o   Hire three customer support staff.

We do not anticipate that our revenues will be sufficient to finance these activities.  Accordingly, we will need traditional bank financing or financing from debt or equity offerings. However, if we are unable to obtain financing when needed, we may be forced to curtail our operations and our future growth plans, which could reduce our revenues and potential profitability and the value of your investment.

Because our on-line psychological profiling has not been accepted by the public as an acceptable form of employer or employee selection, we face significant barriers to acceptance of our services.

Our business involves the use of on-line job selection and career-counseling services to employers and job applicants by computer generated psychological profiling methods.  The use of the Internet is a relatively new form by which to provide these type services.  Traditionally, these services are provided through personal contact with seasoned professional career counselors, job placement specialists, and psychologists.  Additionally, the public has perceived these professionals as being more reliable than our depersonalized on-line services.
Accordingly, we face significant barriers to overcome the consumer preferences of traditionally used professionals for the type of services that we offer.

Because employers and job seekers may obtain other human resource services for free, our revenues may be reduced.

We charge employers and job applicants various fees for our psychological based profiling and screening services.  There are many alternative forms of job placement and job seeking services available, however, to the public for free.
For instance, employers may seek employees by using classified advertisements, free Internet employment listing services, and applicant fee based services.
Job applicants may seek employment by responding to classified advertisements, using free Internet employment listing services, and employer fee based services.  Accordingly, if we are unable to distinguish the advantages of our fee based services from human resource services that are offered for free, our revenues will be reduced.

                                       11

Internet affiliate companies may not be successful in selling our services, causing our revenues to be reduced.

We have agreements with approximately 3 Internet affiliate sites that sell or advertise our services on our behalf.  An affiliate site company receives 20 to
25% of a total sale when a customer links to our site through their affiliate site.  Our affiliate sites may not prove to be a reliable source of revenues.
Many of the affiliate sites have overlapping visitation and advertise or market the same services.  Additionally, visitors may find that linking to our site through other sites to be a cumbersome process.  Other visitors will access the same services we offer directly, without access through an affiliate site.
Accordingly, our revenue sharing arrangements with affiliate sites may be an unreliable source of revenues.

We face risks due to competing technologies or development of new technologies, which may reduce consumer attraction to our  technologies.

We face competition from other companies in the Internet human resource business that may have superior alternative technologies. We will primarily use a logarithm-based software solution that administers a job-orientated personality test that determines work-related activities at which the candidate would likely excel.  Consumers may prefer other alternative technologies that have perceived or actual advantages to our technology. For instance, Career Leader has developed a career self-assessment software technology that provides assessments of patterns of business relevant to individual interests and recommends business
careers to users of their software.   Preference of this and other technologies
over our technologies will reduce our revenues.

To date, much of our business has come from three customers; if we fail to develop a wide customer base, our revenues will be reduced.

Each of our three main clients, Wilson Logistics, MVP Personnel, and Zellers, have accounted for more than 10% of our aggregate revenue to date We do not have any long-term contracts, commitments or arrangements with them. Should these customers cease to use our services in the future, our revenues will significantly decline.

If substantial numbers of our customers lose connection to our website, we will lose customers and fail to develop repeat business  which will reduce our revenues.

The average time required for our users to complete a profile is 30 minutes.
Although we will test our services for errors and attempt to identify any bugs or errors, our services may contain the following problems leading to interruptions in our service:

        o   Undetected errors or bugs
        o   Inability of our server to handle peak loads
        o   Systems failures by our Internet service provider
        o   Inactivity by users for periods while remaining on-line

Repeated disruptions due to such errors or even one disruption may dissuade users from ever using our services again.  Accordingly, if we fail to develop effective systems to detect such errors or guard against such errors and there are substantial interruptions, we will be unsuccessful at developing repeat business, and our revenues will be reduced.

                                       12

Our vulnerability to security breaches, glitches and other computer failures could harm our customer relationships, our ability to  broaden our customer base and our ability to promote our brand name.

We will offer our services through our Internet sites. The secure transmission of confidential information over public networks is a critical element of our operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our operations.
If we are unable to prevent unauthorized access to our users' information and transactions, our customer relationships will be harmed. Although we intend to implement industry-standard security measures, these measures may not prevent future security breaches.  Heavy stress placed on our systems could cause systems failures or operation of our systems at unacceptably low speeds.

Because our psychological profiling products and services business depends upon our intellectual property rights, which we have not taken any formal legal action to protect against third parties, our revenues may be reduced.

We have currently not taken any formal legal steps to protect important intellectual property related to our psychological profiling products and services. We anticipate we will do so in the next 12 months.

Because we face intense competition from larger and better-established companies that have more resources than we do, we may be unable to develop our business plan or increase our revenues.

The market for our products and services is intensely competitive and highly fragmented. Many of these competitors may have longer operating histories, greater financial, technical and marketing resources, and enjoy existing name recognition and customer bases. New competitors may emerge and rapidly acquire significant market share. In addition, new technologies likely will increase the competitive pressures we face. Competitors may be able to respond more quickly to technological change, competitive pressures, or changes in consumer demand.
As a result of their advantages, our competitors may be able to limit or curtail our ability to compete successfully.

Our management decisions are made by our founder and Acting CEO, Dr. Peter
Donnelly and our Vice President of Information Technology Management and
Marketing, James Cousineau; if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of our Acting CEO,
Dr. Peter Donnelly and our Vice President of Information Technology Management
and Marketing, James Cousineau. Because Dr. Donnelly and Mr. Cousineau are
essential to our operations, you must rely on their management decisions. Our
Acting CEO, Dr. Peter Donnelly and our Vice President of Information Technology
Management and Marketing, James Cousineau will continue to control our business affairs after the offering. We have not obtained any key man life insurance relating to our Acting CEO, Dr. Peter Donnelly and our Vice President of
Information Technology Management and Marketing, James Cousineau. If we lose their services, we may not be able to hire and retain another Acting CEO or
Vice President of Information Technology Management and Marketing with comparable experience. As a result, the loss services of our Acting CEO, Dr.
Peter Donnelly and our Vice President of Information Technology Management and
Marketing, James Cousineau could reduce our revenues.

Our founder and Acting CEO, Dr. Peter Donnelly and our Vice President of
Information Technology Management and Marketing, James  Cousineau do not have significant financial reporting experience which may lead to delays in filing required reports with the SEC and  suspension of trading or delisting of our securities, if they become qualified for quotation on the over the counter bulletin board  which will make it more difficult for you to sell your shares.

Because Dr. Donnelly and Mr. Cousineau do not have significant financial reporting experience, we may experience delays in filing required reports with the SEC following the effectiveness of this registration statement.  Because issuers whose securities are qualified for quotation on the over the counter bulletin board are required to timely file these reports with the SEC, the failure to do so may result in a suspension of trading or delisting from the over the counter bulletin board if and after our stock does become qualified for quotation on the over the counter bulletin board.

                                       13

The offering price of $2.50 per share has been arbitrarily set by our board of directors and accordingly does not indicate the actual  value of our business.

The offering price of $2.50 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future market price of our stock.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid.

Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

If our common stock becomes tradable in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. For additional details concerning the disclosure requirements under the penny stock rules, see the section entitled Penny Stock Considerations at page 40 below.

In the future, our stock may trade on the over-the-counter bulletin board after the merger; because the bulletin board does not  operate under the same rules and standards as the Nasdaq stock market, our stockholders may have greater difficulty in selling their  shares when they want and for the price they want.

The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the over-the-counter bulletin board. The SEC's order handling rules, which apply to Nasdaq-listed securities don't apply to securities quoted on the bulletin board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the over-the-counter bulletin board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 11,130,203 shares of our common stock held by non-affiliates and
2,130,250 shares of our common stock held by affiliates that Rule 144 of the
Securities Act of 1933 defines as restricted securities.  No shares have been sold pursuant to Rule 144 of the Securities Act of 1933, however as of May 2000, approximately 7,943,351 shares held by non-affiliates are eligible to be resold pursuant to Rule 144, and additional 820,700 shares held by non affiliates are eligible for resale under 144 in July 2000.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

As a result of the provisions of Rule 144 and Rule 144A, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts, our stockholders may have greater difficulty in selling their shares when they want and for the price they want.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the over-the-counter bulleting board rather than on Nasdaq.  Investors'
orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker dealer to trade bulletin board securities.
Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Because certain states require us to seek a qualification for our shareholders to be able to resell their shares in any public market that develops, shareholders may be prevented from selling their shares in the open market to residents of these states if this qualification is not obtained.

We may not be able to qualify securities for resale in certain states with require shares to be qualified before they can be resold by our shareholders.
This may inhibit our shareholders ability to resell their shares if a public market does develop for our stock.

We are authorized to issue preferred stock which, if issued, may reduce the market price of the common stock.

Our directors are authorized by our articles of incorporation to issue shares of preferred stock without the consent of our shareholders. Our preferred stock, when issued, may rank senior to common stock with respect to payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. Our directors will set such preferences. The issuance of such preferred shares and the preferences given the preferred shares, do not need the approval of our shareholders. The existence of rights, which are senior to common stock, may reduce the price of our common shares. We do not have any plans to issue any shares of preferred stock at this time.

                                       14

Certain Wyoming corporation law provisions could prevent a potential takeover of us that could adversely affect the market price of  our common stock or deprive you of a premium over the market price.

We are incorporated in the State of Wyoming. Certain provisions of Wyoming corporation law could adversely affect the market price of our common stock.
Because Wyoming corporation law requires board approval of a transaction involving a change in our control; it would be more difficult for someone to acquire control of us. Wyoming corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors.  Neither our articles nor our by-laws contain any similar provisions.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements."
These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under "Risk Factors."
The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities
Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.

ITEM 4. USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

ITEM 5. DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders'
shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities

ITEM 6. DILUTION

Not applicable. We are not offering any shares in this registration statement.
All shares are being registered on behalf of our selling shareholders.

ITEM 7. SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.  We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling security holders.

                                       15

------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Name                Nature of           Total       Shares         Percentage      Percentage     Relationship to
(last name first)   Business            Shares      Registered     Before          After          us
                                        Owned                      Offering        Offering (1)
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Kushnir Fred                              2,200             2,200  .15             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Harnett Anthony                           40,000           40,000  .3              0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Appell Andrew                             37,500           37,500  .28             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Fleming Rowland                           25,000           25,000  .19             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Gilliot Martyn                            15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Rodriguez Miguel                          25,000           25,000  .19             0               Accounting
                                                                                                   Consultant
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Auclair Dany                              1,500             1,500  .05             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Avard David                               40,000           40,000  .30             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Rudnisky Walter                           15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Yetman Herbert                            21,750           21,750  .16             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Tuthill John                              21,750           21,750  .16             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
McConachie Yvonne                         7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Schmathofer                                                        .17             0
Charles Robert                            22,500           22,500
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Kostrich Adam                             15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Kostrich Danielle                         15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Kostrich Rose                             56,000           56,000  .42             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Kostrich Anna                             18,750           18,750  .14             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Kostrich Michael                          50,500           50,500  .4              0               Director
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Troyak Maria                              30,000           30,000  .23             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Troyak Nancy                              7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Tirman Nina                               7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Firth Kevin                               15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Leslie Ray                                15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Hillman Bruce                             15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Donaldson           Construction                                   .11             0
Construction Co.                          15,000           15,000
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------

                                       16

Chislett David                            15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Moncada Michael                           30,000           30,000  .23             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Bryan Jack                                7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Miron Susan                               4,000             4,000  .03             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Stephenson David                          15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Woods Jill                                3,750             3,750  .02             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Marques Suzana                            1,500             1,500  .01             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Yetman Herbert                            21,750           21,750  .16             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Zadra Teresa                              25,000           25,000  .19             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Rodgers Jane                              15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Littlejohn Robert                         7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Stevens George                            30,000           30,000  .23             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Holtom Kimberly                           15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Garner Catherine                          7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Levesque Gary                             36,000           36,000  .25             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
McLellan Brian                            30,000           30,000  .23             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Holtom Lois                               15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Marques Suzana                            3,000             3,000  .02             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Rodgers Jane                              15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Gugler Wolf                               7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Yetman Herbert                            6,000             6,000  .05             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Saggu Gursharan                           3,750             3,750  .03             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Saggu Surinder                            3,750             3,750  .03             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------

                                       17

Clark Nanette                             7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Holowka Diane                             7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Badger Rev Donald                         15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Saggu Harwinder                           15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Tibaut Carol                              7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Walters Brent                             15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Weatherby Deane                           7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Weatherby Wayne                           7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Schincariol Adrian                        7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Campbell Scott                            7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Dixon Mark                                6,000             6,000  .05             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Smillie Jim                               15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Bell Dennis                               15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Beausoleil Guy                            12,000           12,000  .09             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Kippenchuk Trevor                         9,600             9,600  .07             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Hopper Paul                               7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Brockwell Merv                            15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Donnelly Ruth                             18,749           18,749  .13             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Chatham Daniel                             750                750  .01             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
denBok Tony                               3,000             3,000  .02             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Kippenchuk Trevor                         4,800             4,800  .04             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
McDonald Al                               7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
McDonald Kathryn                          15,000           15,000  .11             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Near Doreen                               7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Atrium Dynamic      Health products                                .23             0
Health Inc                                30,000           30,000
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Cudmore Cathy                             7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Owen Trevor                               7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Politsch Kent                             7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Carlyle Donna                             7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
McCrone Marty                             7,500             7,500  .06             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Asare                                                              .19             0
Beadros                                   25,000           25,000
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Fein                                                               .38             0              attorney
Bruce                                     50,000           50,000
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------

                                       18

Hopper                                                             .11             0
Paul                                      15,000           15,000
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------
Chatham Daniel                            3,000             3,000  .03             0
------------------- ------------------- ----------- -------------- --------------- -------------- -----------------

(1)      Assuming the sale of all shares offered.

We intend to seek qualification for sale of the shares in those states where the shares will be offered. That qualification is necessary to resell the shares in the public market and only if the shares are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve resales of the shares.

ITEM 8. PLAN OF DISTRIBUTION

Selling shareholders are offering up to 1,248,849 shares of common stock.  The selling shareholders will offer their shares at $2.50 per share.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the selling shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling shareholders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus. In addition, the selling shareholders and any brokers and dealers through whom sales of the securities are made, may be deemed to be
"underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledgee in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation
M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.

                                       19

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of
1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of our securities. Pursuant to the various agreements we have with the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling shareholders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling shareholders.

Should any substantial change occur regarding the status or other matters concerning us or the selling shareholders, we will file a Rule 424(b) prospectus disclosing such matters. Specifically, we will file the following if any sales are consummated at a price different than $2.50 per share:

        o   A prospectus supplement, if within 20%; or
        o   A post-effective amendment, if more than 20%.

ITEM 9. LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.  However, in March 2000, we entered into a service agreement with
Daedalian, a consulting company, pursuant to which the consulting company was to develop a website and a certain computer software applications for us. In
September 2000, we entered into a debt agreement with the consulting company under which the outstanding balance owed was reduced by approximately $31,000.
The agreement provided for a promissory note of $34,870 securing the remaining outstanding amount and for the issuance of 300,000 common shares to the consulting company. We did not pay $34,870 due under the promissory note and the common shares referred above were not issued to the consulting company, because it is our position that the consulting company did not comply with the terms and provisions of the agreement. As of the date of this prospectus, we have not received any demand or threat of litigation.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

----------------------------------- ---------- -----------------------------------------------------------------------
               Name                    Age                                    Position
               ----                    ---                                    --------
----------------------------------- ---------- -----------------------------------------------------------------------
----------------------------------- ---------- -----------------------------------------------------------------------
Dr. Peter Donnelly                     64      Acting CEO and Director
----------------------------------- ---------- -----------------------------------------------------------------------
----------------------------------- ---------- -----------------------------------------------------------------------
Mr. Bruce Fein                         61      Secretary/Director
----------------------------------- ---------- -----------------------------------------------------------------------
----------------------------------- ---------- -----------------------------------------------------------------------
Mr. Mike Kostrich                      41      Director
----------------------------------- ---------- -----------------------------------------------------------------------
----------------------------------- ---------- -----------------------------------------------------------------------
James Cousineau                        53      Vice President of Information Technology Management and Marketing
----------------------------------- ---------- -----------------------------------------------------------------------

                                       20

Dr. Peter Donnelly has been our Director of Client Services and Director since
July 2000.  From November 2001 to date, Dr. Donnelly has been our Acting Chief
Executive Officer.  Dr. Donnelly conducts extensive software research and development on our behalf.  From January 1996 to December 14, 1999, Dr. Donnelly
was the Managing Partner and Director of Research for PSITEK, Inc, a firm that specializes in psychological profiling for the purpose of selection profiling and retention prediction.  From August 1979 to December 1995 he was President
and Chief Executive Officer of The Self Management Resources Corporation and
Selection Testing Consultants International Ltd. Dr. Donnelly received a Master of Arts Degree in Experimental Clinical Psychology in 1966 and a PhD Degree in
Organizational Psychology in 1972, both degrees of which were obtained from York
University in Toronto, Ontario Canada. Dr. Donnelly was a founding Board Member of the Canadian Association of Rehabilitation Personnel in 1970 and is entitled to the designation of Accredited Rehabilitation Worker.

Bruce F. Fein has been one of our Directors since February 2001.  Mr. Fein has been in the private practice of law since 1985.  Mr. Fein received his Florida
Certified Public Accountant license in February 1963; however his license has since been retired.  Mr. Fein received his Juris Doctor Degree from the George
Washington University School of Law in Washington, DC in June 1964.  Mr. Fein
received a Master of Business Administration from the University of Miami in
Coral Gables, Florida in June 1961.  Mr. Fein received a Bachelor of Business
Administration from the University of Miami, Coral Gables, Florida in June 1960.
Mr. Fein was admitted to practice law in Texas in 1993, New York in 1964, the
District of Columbia in 1971.

Michael J. Kostrich has been one of our Directors since February 2001.  Mr.
Kostrich has been in the public practice of accounting since 1983 and has had his own practice since September 1998.  Mr. Kostrich received a Bachelor of
Communications Degree from McMaster University in Hamilton, Ontario Canada in
1983.  He received his Chartered Accountant designation in 1987.

James Cousineau has been our Vice President of Information Technology Management and Marketing since July 2000.  Mr. Cousineau manages all technical related matters, web site design and maintenance, Internet marketing, and commissioned sales representative management on our behalf.  From November 1999 until June
2000 Mr. Cousineau was upgrading his information technology Certifications.
From September 1998 to November 1999, Mr. Cousineau was the Marketing Manager
and Web Master for Deevan Technology Management, a firm specializing in Year
2000 information technology Preparedness and information technology Asset
Management for Fortune 500 corporations.  From July 1994 to September 1998 he was President, founder and owner, of Mr.InterNet, a web design and Internet marketing firm.  From June 1984 to June 1994 Mr. Cousineau was President,
founder and owner, of Cousineau & Company Advertising Concepts Limited, a
promotional advertising firm for corporate clients.  Cousineau & Company was the recipient of six Canadian National Image Awards for Excellence in Advertising.
On Sept. 11, 1998, Mr. Cousineau filed for personal bankruptcy in Canada,
Estate No.: 31-352298, District: Ontario, Division:  9.  It was discharged in
April 1999.  Mr. Cousineau was also a member of the National Speakers Panel for the SAAC/PPAC, and educator of corporate sales techniques in that industry.  Mr.
Cousineau is also a founder and director of the International Organization for
Entrepreneurs.  Mr. Cousineau is a Microsoft Certified Professional, Certified
Computer Technician, Certified Web Designer, and Certified Advertising
Specialist.

Directors serve for a one-year term.  Our bylaws currently provide for a board of directors comprised of a minimum of three directors.

Board Committees
----------------

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

                                       21

Family Relationships
--------------------

There are no family relationships among our officers or directors.

Legal Proceedings
-----------------

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this registration statement, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control of our company.

------------------------------ -------------------- -------------------- -------------------- ----------------- -------------------
Name and Address               Number of Shares of  Percentage before    Number of Shares     Percentage after  Percentage after
----------------               -------------------- -------------------- -------------------- ----------------- -------------------
                               Common Stock before  offering             of Common Stock      offering (4)      offering, assuming
                               -------------------- -------------------- -------------------- ----------------- ------------------
                               offering                                  after offering (4)                     all registered
                               --------                                  --------------------                   ------------------
                                                                                                                shares sold
                                                                                                                ------------------
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
Dr. Peter Donnelly (1)            1,050,000             7.9               1,050,000            7.95
82 Islandview Crescent, Wasaga
Beach, Ontario Canada  L0L 2P0
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
Mr. Mike Kostrich (2)               155,250              1.2                      0               0
38 Mountbatten Crescent, Barrie,
Canada L4M 1T7
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
Mr. Bruce Fein                       50,000               .4                      0               0
6363 Woodway Drive
Suite 965
Houston, TX 77057
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
James Cousineau                     125,000              .9                 125,000             .9
2 Birchshire Drive
Barrie, Canada L4N 6W6
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
Mark Galligan (3)                   750,000              5.7                750,000            5.7
Purple Hill Lane, Creemore,
ON, L0M 1G0
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------
All directors and named
executive  officers               1,380,250             10.4              1,125,000            7.2
as a group (4 persons)
------------------------------ ------------------ --------------------- -------------------- ------------------ -------------------

(1)   Includes the following shares for which Dr. Donnelly is the beneficial owner:  200,000 shares held by Ruth Donnelly Trust. Ruth Donnelly is the wife of Dr. Donnelly.  Dr. Donnelly disclaims beneficial ownership of the remaining shares issued to him in connection with the software purchase described in Items 15 and 19 below which are owned by a trust for the benefit of his two daughters over which he has no control to vote or direct the disposition of the shares.

(2)   Includes the following shares for which Mr. Kostrich is the beneficial owner: 104,740 shares owned by his wife, mother and children.

                                       22

(3)   Includes 262,500 shares owned by The Toure Jane Seymour Galligan Family
      Trust.
(4)   Assuming all shares registered are sold.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon
13,260,453 shares of common stock outstanding as of the date of this registration statement.

ITEM 12. DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our articles of incorporation and bylaws is qualified in its entirety.  The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock
------------

We are authorized to issue 100,000,000 shares of common stock with no par value per share. As of the date of this registration statement, there were 13,260,453 shares of common stock issued and outstanding held by 116 shareholders of record. All shares of common stock outstanding are, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of
Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.
There are not any provisions in our Articles of Incorporation or our by-laws that would prevent or delay change in our control.

Preferred Stock
---------------

We are authorized to issue 1,000,000 shares each of Class A, B, C, D and E no value par preferred stock. As of the date of this registration statement, there are no preferred shares outstanding. We presently have no plans to issue any shares of preferred stock. However, preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. The board may, without stockholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholders and may assist management in impeding an unfriendly takeover or attempted changes in control.

There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

                                       23

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements for the year ending July 31, 2001 and the period from inception to July 31, 2000, have been included in this prospectus in reliance upon Dohan and Company, Certified Public Accountant, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our by-laws, subject to the provisions of Wyoming Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of
1933 and is, therefore, unenforceable.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

On December 15, 1999, we paid Dr. Peter Donnelly and Mark L. Galligan the following in exchange for our proprietary software:

        o   Cash in the total amount of $17,000 to Peter Donnelly;
        o   2,000,000 shares common stock to Peter Donnelly and designees; and
        o   1,037,500 shares of common stock to Mark Galligan and designees.

We would not have been able to conduct our business without the acquisition of this software. The price was determined by mutual agreement out the parties based upon what they believed was the fair value of these rights at the time of transfer. There was no independent appraisal or fairness opinion obtained.

In August 2001 we issued Mr. Cousineau an aggregate of 125,000 shares for services which we valued at $9,177 by mutual agreement.

In August 2001 we issued Dr. Donnelly 50,000 shares for services which we valued at $3,177 by mutual agreement.

In July 2000 Mr. Kostrich and other family members purchased an aggregate of
155,250 shares for $.44 per share, the same price paid by non-affiliates in an offering.

Dr. Peter Donnelly and Mr. Galligan were our founders. Dr. Donnelly is the
Acting CEO and Chairman of our Board of Directors. Mr. Cousineau is an officer.
Mr. Kostrich is a director.

In August 2001 we issued 50,000 shares to William McGinley, a then-officer, which we valued at an aggregate of $4,000 by mutual agreement.

All share numbers above are adjusted for the 3 for 4 stock split in 2000.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company. We believe the transactions above were entered into on terms as favorable as could have been obtained from unrelated third parties.

                                       24

ITEM 16. DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

We were incorporated in Wyoming on December 14, 1999, under the name Psitek.org,
Inc.  In April 2000, we changed our name to Careertek.org, Inc. and subsequently on October 16, 2001 we changed our name to SecureStaff Systems, Inc.

Our mission is to simplify and enhance the personnel selection process through advanced, accurate, and interactive psychological profiling; providing superior performance predictability, violence predictability and recruit retention, at the lowest cost to human resource management.

Since our inception we have devoted our activities to the following:

        o   Raising capital;
        o   Establishing our website; and
        o   Developing markets for the services we offer on our website.

We have never been the subject of any bankruptcy or receivership action. We have had no material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets outside the ordinary course of business.

PRINCIPAL PRODUCTS & SERVICES

We have conducted our operations since December 14, 1999.  We have limited revenues and we have accumulated losses since our inception. We operate websites at WWW.SECURESTAFFSYSTEMS.COM and WWW.CAREERTEK.ORG that provide personnel services to employers and job applicants.

We offer on-line psychological profiling. We have developed and tested psychological profiling techniques and methods for industry, governments, schools and individuals. Our Internet-based psychological profiling tools are designed to provide insight into a person's personality, work habits, moral attitude, character and overall abilities.  The products we will market include a system to provide violence propensity predictors. Our products can be used for corporate security purposes, as well as for recruiting or downsizing.  Profiling is completed on- line at any Internet connected computer. The results are immediately available to the client through the Internet.  We are now preparing a marketing program for our products.

Our revenues are derived from the sale of these services on our website.  To date, all of our revenues have come from sales of our jobFit product line.

What is Psychological Profiling?
--------------------------------

Psychological profiling is the assessment of a whole range of psychological, personality, personal history and current situation facts about an individual.

Psychological Profiling: Foundations and Origins
------------------------------------------------

Significant developments in psychological profiling as done today began in July
1941 when the United States Army Air Corps began gearing up for an increase in air power in anticipation of entering World War II, which was then being fought only in Europe.

                                       25

John C. Flanagan was commissioned by the USAAC to develop selection and training standards for pilots, navigators, bombardiers, gunners and others who would be manning aircraft in many combat and non-combat roles in the war. He brought in over 150 psychologists and over 1400 support staff to develop and run the required selection processes. They developed a comprehensive form of psychological profiling for this specific purpose.

In an historical evaluation of the psychological profiling systems developed for the USAAC, it was stated, "The program was an outstanding success. By the end of the war, procedures were in place that made it possible to select individuals for air crews with almost complete assurance that they would be successful at their assignments. (Source:  WWW.AIR.ORG/OVERVIEW/FLANAGAN.HTM)

Workplace Violence
------------------

The National Institute for Occupational Safety and Health reports that on average in the USA, 20 employees per week are murdered and another 18,000 per
week are assaulted.  (Source:   WWW.OSHA-SLC/SLTC/WORKPLACEVIOLENCE/INDEX.HTML
and www.workplace-violence.com)

There is evidence that a penchant for violence in a person's youth has only a
20% probability of persisting into adulthood. (Source:
WWW.WORKPLACE-VIOLENCE.COM)  So although background information on a person's youthful past is valuable, much more is needed - and is available - to determine the likelihood of the person being one prone to violence or criminal behavior.

What can be done to head off violence in the workplace?  Authorities such as
Miller recommend better pre-employment and pre-promotion screening including:

        o   Conducting psychological profiling/pre-employment profiling
        o   Conducting initial and periodic criminal history and personal background checks
        o   Careful and thorough reference checks
        o   Effective interviewing and screening

(Source:  WWW.WORKPLACE-VIOLENCE.COM)

To accomplish this screening, whether it is to be applied prior to hiring or when a person is being considered for advancement in the organization, a company will need to train interviewers to be more skilled and thorough in questioning/
interviewing techniques and background checks.

Our profile is designed to show an interviewer precisely where they need to be concerned about a particular person's background and psychological profile. This is achieved through an examination of the feedback from our profile and criminal record and background checks.

What Does Our Profile Measure?
------------------------------

Our profile is designed to help companies perform effective entry-level selection and assessment for promotion potential. In addition, our expanded and enhanced profiling system now incorporates the content materials that allow it to predict the potential for violence in the workplace. With this combination of matching applicants or promotion candidates to a job or career and at the same time pointing out any penchant for violence, this application can assist in developing workplace productivity, safety and security.

                                       26

Content - Assessing Personality And Temperament
-----------------------------------------------

First we identify the personality characteristics such as aggressiveness, antisocial behavior, early forms of violent behavior and his/her attitudes towards such behavior in him/herself and others. Then we ask the profilee to rate his/her agreement with statements about him/herself in terms of these characteristics.

Content - Assessing Personal Life Control Issues
------------------------------------------------

In the second part of our profile, we assess the degree to which the person sees him/herself in control of his or her own life and future. In addition, we ask questions about the profilee's view of the choices people and they themselves can make to change life circumstances for themselves and others.

Content - Assessing Background and Effort History Issues
--------------------------------------------------------

In the third section of our profile, we ask for responses relating to the individual's personal and effort history. In the profiling questions we include specifics relating to early difficulties of both a physical and psychological nature that the person may have experienced with parents and peers, the approval of parents for their academic and vocational choices, residential mobility/stability, and academic success/failure. Also included are questions relating to peer and sibling behavior, community shortcomings regarding drugs and firearms, community disorganization, and supportive positive community resources that are/were available and used by the profilee.

Specific Products
-----------------

A client can order a regular profile that shows the person's ability and success probability in a specific job.

U.S clients can add on an extensive, additional profile that can also show the basic character and attitudes of the person. When these extra questions are blended in with the profile they produce a second report that focuses on propensity for violence, moral attitudes, level of loyalty and basic ethics. At the time of the Columbine High School disaster we began development of a violence predictor scale for young people.  Later, the research refocused on potential violent adult behavior. The basic research for the violence predictor was an in-depth study done by the U.S. Department of Justice. The Department has been funding the study of predictors of youth and adult violence for many years.

The client can also order a detailed and extensive personal history report available for any adult that includes financial history, motor vehicle record, criminal record, previous addresses, etc. This information is obtained from a third party provider.  The systems can be applied to job applicants or existing employees.

Our psychological profiling systems provide an employer with a complete work ethic profile against an extensive database in every major job category in order to identify those most likely to be top performers as well as those who share the employer's corporate values.  Candidate results rank the employment candidate on a scale ranging from unacceptable through acceptable and up to excellent. The report forecasts the degree to which the subject's intrinsic personality attributes match the target job and the degree to which the candidate shares the employer's company values.

We have developed a number of other sophisticated and advanced psychological techniques and profiles that will demonstrate an employee's or job applicant's work ethic and a predictor scale that indicates not only if a candidate can do a particular job, but also whether the candidate will do the job. These profiles compare the applicant to scores typical of successful people in the targeted area and grade their suitability on a scale of one to eleven in ten key success categories.

                                       27

Our specific products are the following:

Basic Job Profiles
------------------

JobFit - Basic psychometric profile for all-purpose use for job applicants as to their suitability and success in the job they seek. It measures the applicant's qualities against the qualities of successful people in that job.

ValueFit - This psychometric profile compares the employee to his co-workers.
Evaluates the specific person's value to the company against all others doing similar job in specific firm - especially useful for downsizing.

RetailFit - Specifically designed for people who meet the public all day long such as retail sales clerks, receptionists, food and beverage servers, sales people and telephone contact people.

Security Profiles for Job Applicants and Employees
--------------------------------------------------

JobFit "Predictor" - This profile examines an adult's basic character, morality and ethics and has the capacity to predict a propensity level for personal violence.

JobFit "Backgrounder" - This is a detailed background check available in each state without the assistance of private detectives including, criminal record, financial history, driving records, recorded judgments and locations where the candidate lived and for what periods.

We can customize the product line to satisfy the unique requirements of any potential client, transforming psychological profiling into a tool that can be rapidly applied to any job description.

Employer Postings and Resume Management
---------------------------------------

JobCenter - An outsourcing tool to manage the resumes submitted to a client by creating and managing a website for them. JobCenter is unique because it offers corporate clients an opportunity to present job openings and collect resumes exclusively for their organization without sharing their potential candidates with the competition on the various commercial job sites.

Profiles for Students
---------------------

StudentFit- More than an aptitude test, this profile points out the areas where a young person is likely to excel and what they will enjoy - very helpful in helping a student select disciplines to pursue and courses for future study.

"Predictor" Option - Slotted in the general questions of StudentFit is a second set of questions that produce a second report that will examine the student's character and moral attitudes along with measuring his or her propensity for violence.

Our services are provided through:

        o   Our proprietary automated software program, the Insight Profile, that generates a profile that advises prospective employers as to whether the job candidate will successfully perform in a specific job category or job description;
        o   Our CareerFit(C)application, a personal career counseling tool used by job seekers to determine if specific jobs or career choices are compatible with their abilities, interests, and specific needs.

                                       28

Our current services are geared to the following job applicants and employer groups:

        o   Information and technology;
        o   Finance and accounting;
        o   Sales and marketing;
        o   Administration and management;
        o   Engineering;
        o   Manufacturing;
        o   Call centers;
        o   Teachers;
        o   Trucking;
        o   Publishing;
        o   Retail Sales;
        o   Customer Service;
        o   Retail Materials Management; and
        o   E-Commerce.

Our revenues are derived from the sale of our services on our website, as follows:

        o   Job seekers pay a fee of $19.95 to obtain a careerFit(C)report;
        o   Employers pay a fee of $19.95 to get a jobFit(C)report.

How Our Website Services Work
-----------------------------

The candidate answers multiple-choice questions and completes the profile questionnaire over the Internet. On average the various questionnaires take between thirty and forty-five minutes to complete.  As soon as the questionnaire is complete, the results are automatically scored and the reports and graphs are generated and returned to the designated recipient, usually the employer or institution, within seconds.

Our services work in the following manner:

        o   An applicant fills out a questionnaire at our website;
        o   Data from the website form is fed into our software program;
        o   Our software computes scores on eleven indices that we have established as predictive of survival and success in a particular job or job categories;
        o   For the job seeker, the program selects content paragraphs that are placed in a report form based on the reported scores;
        o   For the job seeker, the report form is descriptive of the person and provides guidance on how to overcome individual shortfalls in potential;
        o   For the corporate employer, our software program computes, in a report form, a numeric quotient that indicates specific
            probabilities for the survival and success of each candidate.

For our employer clients, we provide an annual validation of the numeric quotient that indicates specific probabilities for the survival and success of job candidates on a company-by-company basis. We plan to establish by in early
2002 a follow-up system with our corporate employer clients to gather information about employee productivity, performance and employer satisfaction as reflected in the career/job categories contained in our profile report.

                                       29

Pricing
-------

The charge to the client per profile is in the $10 to $50 range depending upon the volume purchased and the type of profile provided. For large scope studies such as entire school systems, the cost can be dropped to as low as $3.00 per student in order to encourage broad use of the program.  Our prices are generally below comparable products or combinations of products.

OUR MARKETING PROGRAM

We sell our products either directly through our website,
www.securestaffsystems.com, or as a result of referrals from our affiliate
Internet sites to our site. We have links with "Wolf Gugler and Associates"
www.wolfgugler.com for JobFit - linked to a custom website created for them on
www.careertek.org; and "Olgilvie Tyzak", www.otsearch.com, of Scotland, for
CareerFit profiles; and "Academy of Learning" www.academybarrie.com, for
CareerFit profiles, linked to a custom site on www.careertek.org.

Our sales approach with potential corporate clients includes:

        o   Following up with a telephone call by a member of our sales staff to schedule a sales presentation appointment in which we conduct a demonstration of our online application and screening process and job profile report.

Our products will be marketed to:

        o   Large corporations and their respective trade associations on a direct sales basis;
        o   Small businesses and professional firms under licensing agreements;
            and
        o   Internet based career service providers on a revenue-sharing basis

Contracts with these corporations and/or their trade associations will be based on a pre-estimated annual volume of candidates being screened; specifically, the contracts will be based upon the number of employees, the percent of annual turnover, or the $19.95/profile. These companies will also be initially offered an evaluation of 50 existing employees at nominal cost to establish company job specific statistically established selection matching templates on a statistically valid and reliable basis. Through this strategy we are attempting to gain market entry to companies that screen thousands of candidates per year.
Fees will be charged on a sliding scale based on annual volume and paid on a pro-rata monthly basis.

Internet Partnering Sales
-------------------------

All Internet partnering top 500 job sites are paid 25% or $4.99 per client profile via an automated payment system. Affiliate sites, which are not top 500 job sites, are paid 20% or $3.99 per client profile.

Marketing Our Products to Small Businesses
------------------------------------------

We will attempt to highlight the cost advantages of our services by emphasizing to our prospective small business employer clients that they can use our recruiting services tools at a nominal cost. Currently, many small businesses use conventional labor and cost intensive techniques to recruit and interview job candidates. Our sales team, led by a local sales manager, will approach small businesses, including those that are currently advertising in local and regional newspapers. These companies will be offered valuable pre-screening evaluation and interview tools. Our products will be sold on an annual needs basis and paid in pre-determined auto withdrawal monthly installments.

                                       30

We anticipate that when hired, our account managers will receive for their services a base salary plus a 10% commission of all revenues from sales of our services, once a minimum revenue plateau of $500,000 has been reached.

Help Desk Services
------------------

The location of the call service center and eCall service center is 11 Kodiak
Crescent, Toronto, Ontario, Canada M3J 3E5. The call center is serviced by our administrative person from 9a.m.- 5p.m. EST, Monday to Friday. Further, the call center is serviced by our vice president of information technology and Internet marketing by remote link from 7a.m.-8p.m. EST, seven days a week. Both links can be subject to the failure of local and long distance fiber optic and hard line delivery systems. Although there is a potentiality of a brief or intermitted interruption of service, we are wholly dependent on these major carriers in order to maintain continuity of both types of service.

FUTURE PLANS

We plan to accomplish the following in the future. We need additional funds to finance our business development in the next 12 months, as set forth below, but we are not committed to make any of these expenditures. We have no source of these funds identified. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the desired funding. If we fail to secure adequate funds to accomplish the objectives outlined below, we will be able to conduct only limited operations. However, we believe that if we secure the required funding on a timely basis, we can accomplish these objectives within the projected time frames.

-------------------------------------- -------------------------------- ------------------------------ ------------------------
EVENT OR MILESTONE PERTAINING TO       TIME FRAME FOR                   METHOD OF ACHIEVEMENT          ESTIMATED
PRODUCT DEVELOPMENT                    IMPLEMENTATION                                                  COST [Low/High]
-------------------------------------- -------------------------------- ------------------------------ ------------------------
-------------------------------------- -------------------------------- ------------------------------ ------------------------
For all of our products, translate     April 1, 2002 - March 31, 2003   Hire a professional            None/$100,000
our questionnaire and reports into                                      translation firm.  Validate
Spanish and French.                                                     the translation
-------------------------------------- -------------------------------- ------------------------------ ------------------------

-------------------------------------- -------------------------------- ------------------------------ -------------------------
EVENT OR MILESTONE PERTAINING TO       TIME FRAME FOR                   METHOD OF ACHIEVEMENT          ESTIMATED
SALES AND MARKETING                    IMPLEMENTATION                                                  COST [Low/High]
-------------------------------------- -------------------------------- ------------------------------ -------------------------
-------------------------------------- -------------------------------- ------------------------------ -------------------------
Conduct a North American print media   April 1, 2002 - March 31, 2003   Hire a professional            $150,000/$350,000
advertising campaign.                                                   advertising firm.  Place
                                                                        print media advertisements
                                                                        in nationally recognized
                                                                        newspapers and trade
                                                                        publications.
-------------------------------------- -------------------------------- ------------------------------ -------------------------
-------------------------------------- -------------------------------- ------------------------------ -------------------------
Conduct a North American promotions    April 1, 2002 - March 31, 2003   Hire a professional            $50,000/$250,000
campaign.                                                               promotions firm.  Attend
                                                                        various trade shows and
                                                                        public engagements as
                                                                        advised to promote our
                                                                        services.
-------------------------------------- -------------------------------- ------------------------------ -------------------------
-------------------------------------- -------------------------------- ------------------------------ -------------------------
Conduct various business related       April 1, 2002 - March 31, 2003   As required, depending on      $45,000/$90,000
sales calls and travel throughout                                       nature and duration of
North America.                                                          travel.
-------------------------------------- -------------------------------- ------------------------------ -------------------------
-------------------------------------- -------------------------------- ------------------------------ -------------------------

                                       31

Hire a corporate sales manager and     April 1, 2002 - March 31, 2003   Through in-house efforts.      $50,000/$160,000
two in-house account managers.
-------------------------------------- -------------------------------- ------------------------------ -------------------------

-------------------------------------- -------------------------------- ------------------------------ -------------------------
EVENT OR MILESTONE PERTAINING TO       TIME FRAME FOR                   METHOD OF ACHIEVEMENT          ESTIMATED
CUSTOMER SUPPORT                       IMPLEMENTATION                                                  COST [Low/High]
-------------------------------------- -------------------------------- ------------------------------ -------------------------
-------------------------------------- -------------------------------- ------------------------------ -------------------------
Hire three customer support staff.     April 1, 2002 - March 31, 2003.  Through in-house efforts.      $25,000/$75,000
-------------------------------------- -------------------------------- ------------------------------ -------------------------

Total Low - $320,000
Total High -  $1,025,000
Excludes general working capital

The cost of these activities must all be funded with future debt or equity financing.

PRODUCT DEVELOPMENT

We and our founders have spent the following estimated amounts for our product development:

        o   From inception to July 31, 2000 - $650,080
        o   From August 1, 2000 to July 31, 2001 - $69,240

None of these development funds were provided in customer sponsored research activities.

We plan to conduct validation studies,  focus groups, and consultative  research in the development of new products during the next two years. We estimate development cost of $100,000 for our projected new products.

MATERIAL CONTRACTS

We use HostMySite.com as our web site hosting service. We maintain a back-up shared server site at Powweb.com in Monterey Park, California, to address the potential of a total crash of HostMySite.com service. We utilize dedicated servers for the delivery of our products and have 24/7 service in the event of failure of our servers.

PRODUCT LIABILITY

We do not offer warranties and we have not obtained warranty or product liability insurance.  In addition, we have not established a reserve fund for such purposes.  We have been selling our products since September 2000 and no claims have been made against us.

EMPLOYEES

We have two full-time employees, as follows:

        o   Acting Chief Executive Officer - 1
        o   Director of Marketing - 1

We have no collective bargaining agreements.  We consider our relationship with our employees to be excellent.

COMPETITIVE BUSINESS CONDITIONS:

The personnel service industry is increasingly competitive with hundreds, possibly thousands of competitors on the Internet alone. In addition, because barriers to market entry are relatively low and new competitors can establish new sites at a relatively low cost utilizing a variety of market available software, we expect competition to become increasingly intensified in the future.  Therefore, competition is rapidly evolving and very competitive and there are no assurances that we can keep pace with the intense competition in this market. There are hundreds of websites that operate similar businesses to
us.

Many of our competitors have significantly greater brand recognition, customer bases, operating histories and financial and other resources.  In addition, many companies have expanded the size of their operations by acquiring other complimentary companies to form advantageous strategic alliances.  We compete with on-line psychological profiling services and well as off-line providers, including traditional employment agencies, psychological profiling centers, and
career counseling centers.   Some of these services are provided at no cost to
job seekers or employers. In addition, many of our competitors offer the less effective but similar services at less cost than us and have the financial resources to create more attractive pricing.

Our primary on-line competitors are:

        o   CareerLeader which is a career self-assessment tool;
        o   MAPP, which is an abbreviation for Motivational Appraisal of
            Personal Potential, is a guidance and motivation assessment tool to achieve educational and career potential;
        o   The Computer Psychologist is a job-oriented personality test, which determines work-related activities at which the candidate would likely excel as well as those that pose potential limitations.

These competitors have the following advantages over the services that we now offer:

        o   A larger sales force;
        o   Greater brand recognition; and
        o   A longer corporate history.

Because we do not offer an exclusive set of services and products, we will encounter difficulties in distinguishing our services and products from others.
In addition, much of the same information accessible through our business will be available elsewhere on the Internet or in other informational formats offered by our competitors. We intend to compete effectively or overcome these competitive advantages by:

        o   Promoting our product to chief executive officers and human resource managers through "free" trial offers; and
        o   Offering our service at a competitive price.

CUSTOMER DEPENDENCY

Each of our three main clients, Wilson Logistics, MVP Personnel, and Zellers, have accounted for more than 10% of our aggregate revenue to date as follows:

Wilson Logistics: 40%
MVP Personnel: 22%
Zellers: 22%

We anticipate that we will be dependent upon Zellers for more than 10% of our revenues in 2002.

                                       33

COPYRIGHTS

Our psychological profiling system has been created, developed and copyrighted in 1996, 1997, 1998, and 2000 by Dr. Peter Donnelly, a psychologist who was one of our founders and who serves as Chairman of our Board of Directors. On
December 15, 1999 we received our intellectual property pursuant to a written agreement between us and Dr. Donnelly and Mr. Mark Galligan.

EFFECT OF EXISTING GOVERNMENTAL REGULATIONS

We are not aware of any governmental regulations that will affect our business plan.  However, due to increasing usage of the Internet, a number of laws and regulations may be adopted relating to the Internet, covering user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development for Internet commerce may prompt more stringent consumer protection laws imposing additional burdens on those companies conducting business over the Internet.  The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for Internet services and increase the cost of doing business on the Internet.  These factors may have an adverse effect on our business, results of operations and financial condition.

Moreover, the interpretation of sales tax, libel and personal privacy laws applied to Internet commerce is uncertain and unresolved. We may be required to qualify to do business as a foreign corporation in each such state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties.

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

Overview
--------

We market on-line psychological profiling systems to assist companies in hiring employees.  Our customers include governments, industry, schools and individuals.  The proprietary psychological profiling systems we have developed are designed to examine a prospective employees personality, work habits, moral attitudes, character and overall work abilities.  We are also able through our psychological profiling systems to provide violence propensity predictors that can be used for workplace security purposes.

We provide a statistically based, scientifically constructed behavior or performance prediction report measures characteristics about a person other than physical measurements such as IQ.  Statistically based, scientifically constructed behavior or performance prediction reports provide specific information on intrinsic personality traits in individuals through numerical rather than differential descriptive frameworks or measurements.  In statistically based, scientifically constructed behavior or performance prediction reports all persons being tested answer the exact same series of questions with a possible choice of four or more answers for each question.  The answers to these questions are put into a numerical framework that quantifies specific personality or performance traits.  The answers are then compared to a known, previously studied series of individuals who form a group performance model.  Through statistical analysis, statistically based, scientifically constructed behavior or performance prediction reports determine if the person who has completed a profile will perform above, equal to, or below the performance levels of various members of the previously established group model.

These reports are delivered quickly and at a low cost to the user over the
Internet.  We utilize our proprietary automated software program, the Insight
Profile(C), to generate the profile that advises a prospective employer as to whether the job candidate will successfully perform in a specific job category or job description.  The careerFit(C)application is a personal career counseling tool which provides guidance to job seekers on which types of jobs or careers they would likely excel in as well as those in which they would likely under perform.

                                       34

From our inception to October 31, 2001, we incurred operating losses of
($717,987) and had a net working capital deficiency of $183,623. In addition, as of October 31, 2001, we had only $7,195 of current cash available.  Our current cash resources of $7,195 are not sufficient to satisfy our cash requirements over the next 12 months.  We will need to secure a minimum of $105,000 to satisfy such requirements, but we need an additional minimum of $320,000 to finance our planned expansion in the next 12 months, which funds will be used for product development, marketing, and customer support.  However in order to become profitable we may  still need to secure additional debt or equity funding.  We hope to be able to raise additional funds from an offering of our stock in the future.  However, this offering may not occur, or if it occurs, may not raise the required funding.

Our ability to continue as a going concern is dependent on our ability to raise funds to implement our planned development; however we may not be able to raise sufficient funds to do so. Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Our poor financial condition could inhibit our ability to achieve our business plan, because we are currently operating at a substantial loss with no operating history and revenues, an investor cannot determine if we will ever become profitable.

Current Results of Operations and Financial Status

We have not generated any significant revenues.  Our first was made in November
2000.  Our aggregate sales from inception to October 31, 2001 total $6,858.

Our website is complete and our jobFit(C)and careerFit(C)software programs through which we offer our services are fully operational.

Since our inception to the period ending October 31, 2001, we have incurred net losses of $717,987 on aggregate revenues of $6,858. At the period ending October
31, 2001 our assets exceeded our liabilities by $455,139.

We anticipate that revenues will increase as our products gain acceptance;
however, our future profitability is uncertain.  Our operational expenses will increase according to the implementation of our growth plans.

Since July 31, 2000, we have raised $238,211 from the sale of 755,599 shares of our common stock, adjusted for the 3 for 4 reverse split in 2000.

Each of our three main clients, Wilson Logistics, MVP Personnel, and Zellers, have accounted for more than 10% of our aggregate revenue to date, as follows:

Wilson Logistics: 40%
MVP Personnel: 22%
Zellers: 22%

Pay per use means that the client company is not contractually bound to purchase a given number of profiles.  Rather it pays for just those profiles it uses.
Under this type of agreement, the client company can continue or discontinue use at their discretion.  While profile use with these companies is in our infancy, we believe that the volume of profiles used by these companies will grow as they decide to expand their application of the product beyond the current pilot areas to include all areas requiring staffing solutions.

                                       35

July 31, 2001 vs. July 31, 2000
-------------------------------

---------------------------- --------------------------------- --------------- --------------- ---------------------------------
Statements of Operations             Year end July 31              Amount        Percentage                     Reason
                                                                  increase        increase
                                                                 (decrease)      (decrease)
---------------------------- --------------------------------- --------------- --------------- ---------------------------------
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
                                   2001             2000
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
Revenues                     $4,702             $0             $4,702          999.9%          We had sales.
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------

---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
Operating Expenses:          $432,719           $160,336       $272,383        169.8%          We expended funds on product
                                                                                               development.
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------

---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
Net                          ($428,131)         ($160,336)     ($267,795)      167.0%          Expenses increased faster than
Loss                                                                                           revenues.
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------
---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------

---------------------------- ------------------ -------------- --------------- --------------- ---------------------------------

---------------------------- -------------------------------- --------------- --------------- ----------------------------------
Balance Sheet                          Year ended                 Amount        Percentage                     Reason
                                         July 31                 increase        increase
                                                                (decrease)      (decrease)
---------------------------- -------------------------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
                                   2001             2000
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Current Assets               $9,720             $15,485       ($5,765)        (37.2%)         We expended funds on product
                                                                                              development.
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Fixed Assets                 $17,492            $   -          $17,492        999.9%          Depreciation expense and currency
                                                                                              exchange adjustment
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Trade Payables               $51,533            $46,239       $5,294          11.4%           We expended funds on product
                                                                                              development.
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Other Liabilities            $77,884            $75,500       $2,384          3.2%            Change wasn't significant.
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

October 31, 2001 vs. October 31, 2000
-------------------------------------

---------------------------- -------------------------------- --------------- --------------- ----------------------------------
Statements of Operations          Three months ended             Amount        Percentage                     Reason
                                       October 31                increase        increase
                                                                (decrease)      (decrease)
---------------------------- -------------------------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
                                   2001             2000
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Revenues                     $2,156             $0            $2,156          999.9%          We had sales.
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Total operating              $131,676           $91,760       $39,916         43.5%           We expended funds on product
expenses                                                                                      development.
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Net                          ($129,520)         ($91,760)     ($37,760)       41.2%           Expenses increased faster than
Loss                                                                                          revenues.
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

                                       36

---------------------------- -------------------------------- --------------- --------------- ----------------------------------
Balance Sheet                      Three months ended             Amount        Percentage                     Reason
                                       October 31                increase        increase
                                                                (decrease)      (decrease)
---------------------------- -------------------------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
                                   2001             2000
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Current Assets               $16,385            $25,735       ($9,350)        (36.3%)         We expended funds on product
                                                                                              development.
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Fixed Assets                 $15,926            $21,340       ($5,414)        (25.4%)         Depreciation expense and currency
                                                                                              exchange adjustment
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Trade Payables               $57,696            $31,697       $25,999         82.0%           Resulted from an increase
                                                                                              In operating activities and related
                                                                                              expenses
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
Other Liabilities            $142,312           $79,081       $63,231         80.0%           The increase was primarily due to
                                                                                              notes due of $108,400 as well as an
                                                                                              increase in accrued taxes.
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------
---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

---------------------------- ------------------ ------------- --------------- --------------- ----------------------------------

                                       37

Liquidity and Capital Resources
-------------------------------

Cash at October 31, 2001 amounted to $7,195, an increase of $6,954 since July
31, 2001. Our current assets for October 31, 2001 are lower than our current liabilities by $183,623. We have obligations due First Foundation for $76,080 and Daedalian for $34,870. The obligation due First Foundation is an oral agreement requiring repayment upon demand with no interest. We do not intend to pay the note to Daedalian. See Item 9 Legal Proceedings above at page 21.

We have no other material commitments for capital expenditures. We need additional funds to finance our business development in the next 12 months, as set forth below, but we are not committed to make any of these expenditures.  We have no source of these funds identified. We hope to be able to raise additional funds from an offering of our stock in the future.  However, this offering may not occur, or if it occurs, may not raise the desired funding.  If we fail to secure adequate funds to accomplish the objectives outlined above, we will be able to conduct only limited operations.

Plan of Operation for the Period April 1, 2002 - March 31, 2003
---------------------------------------------------------------

We plan to take a number of steps to develop our products, sales and marketing and customer support. See "Business - Future Plans," at page 32. We estimate the total minimum funds needed to be $320,000 and the total maximum funds needed to be $1,025,000. These estimates are based upon our estimates of costs of product development, sales and marketing and customer support. Amounts necessary for these items may increase. Accordingly, our actual costs may exceed our cost estimates. We are not committed to make any of these expenditures.

We anticipate that if we are successful in securing the minimum funds, our annual net revenues could increase as much as $500,000. We anticipate that if we are successful in securing the maximum funds, our annual net revenues could increase as much as $2,000,000. Of course, many factors could occur which could result in these estimates being too high.

We have no source of these funds identified. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the desired funding. If we fail to secure adequate funds to accomplish the objectives outlined above, we will be able to conduct only limited operations.

ITEM 18. DESCRIPTION OF PROPERTY

Our executive offices are located at 11 Kodiak Crescent, Toronto, Ontario,
Canada M3J 3E5.  Our offices are 1000 square feet with adequate available additional space for our current and future needs.  Our telephone number is
416-679-8688.  We lease our offices on a month-to-month basis from Data
Centurion in exchange for providing approximately $1,000 of services per month.
Our offices are in good condition and are sufficient to conduct our operations.
Upon expiration of this lease, we believe that we will be able to locate office space upon commercially reasonable terms.

                                       38

We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions for property and currently have no property in insure.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 15, 1999, we paid Dr. Peter Donnelly and Mark L. Galligan the following in exchange for our proprietary software:

        o   Cash in the total amount of $17,000 to Peter Donnelly;
        o   2,000,000 shares common stock to Peter Donnelly and designees; and
        o   1,037,500 shares of common stock to Mark Galligan and designees.

We would not have been able to conduct our business without the acquisition of this software. The price was determined by mutual agreement out the parties based upon what they believed was the fair value of these rights at the time of transfer. There was no independent appraisal or fairness opinion obtained.

In August 2001 we issued Mr. Cousineau an aggregate of 125,000 shares for services which we valued at $9,177 by mutual agreement.

In August 2001 we issued Dr. Donnelly 50,000 shares for services which we valued at $3,177 by mutual agreement.

In July 2000 Mr. Kostrich and other family members purchased an aggregate of
155,250 shares for $.44 per share, the same price paid by non-affiliates in an offering.

Dr. Peter Donnelly and Mr. Galligan were our founders. Dr. Donnelly is the
Acting CEO and Chairman of our Board of Directors. Mr. Cousineau is an officer.
Mr. Kostrich is a director.

In August 2001 we issued 50,000 shares to William McGinley, a then-officer, which we valued at an aggregate of $4,000 by mutual agreement.

All share numbers above are adjusted for the 3 for 4 stock split in 2000.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company. We believe the transactions above were entered into on terms as favorable as could have been obtained from unrelated third parties.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
------------------

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.
Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.  We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities
-----------------------------------------

We have no options, warrants or convertible securities outstanding.

                                       39

Penny Stock Considerations
--------------------------

Our shares will be "penny stocks" as that term is generally defined in the
Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or
$300,000 together with his or her spouse is considered an accredited investor.
In addition, under the penny stock regulations the broker-dealer is required to:

                                       40

        o   Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange
            Commissions relating to the penny stock market, unless the broker-
            dealer or the transaction is otherwise exempt;
        o   Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
        o   Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
        o   Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders
-------

As of the date of this registration statement, we had 116 holders of record of our common stock.

Dividends
---------

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Reports to Shareholders
-----------------------

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the Securities and
Exchange Commission.

Where You Can Find Additional Information
------------------------------------------

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's
Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The
public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

                                       41

ITEM 21. EXECUTIVE COMPENSATION

Executive Compensation
----------------------

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended July 31, 2001 and 2000 respectively by our Acting Chief Executive Officer.  No other executive officers received aggregate compensation during our last fiscal year that exceeded, or would exceed on an annualized basis, $100,000.

---------------------- ---------------------- ------------------- -------------------
Name                         Position                 Year              Salary
---------------------- ---------------------- ------------------- -------------------
---------------------- ---------------------- ------------------- -------------------
Dr. Peter Donnelly           Acting CEO               2001               $38,217
---------------------- ---------------------- ------------------- -------------------
---------------------- ---------------------- ------------------- -------------------
                                                      2000               $38,217
---------------------- ---------------------- ------------------- -------------------

No other annual compensation, including a bonus or other form of compensation;
and no long-term compensation, including restricted stock awards, securities underlying options, LTIP payouts, or other form of compensation, were paid to
Dr. Donnelly during these periods.

Employment Contracts
--------------------

We entered into an employment agreement with Dr. Peter Donnelly for a three-year period commencing January 2000.  Under the terms of the agreement, as amended in
January 2002, Dr. Donnelly receives a base salary of $3,184 per month for the year ending December 2002,
subject to future increase as follows:

        o   Salary increase to $7,643 upon conclusion of initial public offering of our treasury shares yielding not less than $250,000.

In addition, he shall receive individual and dependent group insurance benefits as approved by the board of directors.  No compensation of this type has been approved.

We entered into an employment agreement with James Cousineau for a three-year period commencing July 2000.  Under the terms of the agreement, amended January
2002, James Cousineau receives a base salary per month of $3,185 for the year ending December 2002, subject to future increase as follows:

        o   Salary increase to $4,459 per month upon conclusion of initial public offering of our treasury shares yielding not less than $250,000.

He was issued 25,000 shares of common stock as a signing bonus in June 2000.

In addition, he shall receive additional share, cash incentive, or option plan bonuses per programs instituted by the board of directors.  No compensation of this type has been approved.

Board Compensation
------------------

Members of our Board of Directors do not receive cash compensation for their services as Directors, although some Directors are reimbursed for reasonable expenses incurred in attending Board or committee meetings.

                                       42

ITEM 22. FINANCIAL STATEMENTS

The financial statements of SecureStaff Systems, Inc. in response to this Item are as follows:

                     SecureStaff Systems, Inc. and Subsidiary
                           f/k/a CareerTek.Org, Inc.
                            FINANCIAL STATEMENTS
                    October 31, and July 31, 2001 and
                                 July 31, 2000

                                  CONTENTS

                                                              PAGE
                                                              ----

INDEPENDENT AUDITOR'S REPORT                                  F-2
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets                                   F-3
Consolidated Statements of Operations                         F-4
Consolidated Statements of Cash Flows                         F-5
Consolidated Statements of Shareholders' Equity               F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS            F-7 to F-13

                                      F-1

Dohan and Company, CPA's                         7700 North Kendall Drive, #200
CERTIFIED PUBLIC ACCOUNTANTS                          Miami, Florida 33156-7564
A Professional Association                           Telephone:  (305) 274-1366
                                                      Facsimile: (305) 274-1368

                          INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
SecureStaff Systems, Inc. f/k/a CareerTek.Org, Inc.
Toronto, Ontario, Canada

We have audited the accompanying consolidated balance sheets of SecureStaff
Systems, Inc. f/k/a CareerTek.org, Inc. and Subsidiary, as of July 31, 2001 and
2000, and the related consolidated statements of operations, shareholders'
equity and cash flows for the year ended July 31, 2001, and for the period from inception (December 14, 1999) to July 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SecureStaff Systems,
Inc. and Subsidiary at July 31, 2001 and 2000, and the results of their operations, their shareholders' equity and their cash flows for the periods then ended in conformity with accounting principles generally accepted in the United
States of America.

The financial statements for the year ended July 31, 2001 and for the period from inception (December 14, 1999) to July 31, 2000 were audited by us, and we expressed an unqualified opinion on them in our report dated December 7, 2001 but we have not performed any auditing procedures since that date.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has suffered losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ Dohan and Company, P.A.
                                            Certified Public Accountants

Miami, Florida
December 7, 2001

                                   F-2

                    SECURESTAFF SYSTEMS, INC. and SUBSIDIARY
                          (f/k/a CAREERTEK.ORG, INC.)
                          Consolidated Balance Sheets

                                             October 31,          July 31,
                                                 2001          2001      2000
                                             (Unaudited)              (Restated)
--------------------------------------------------------------------------------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                  $    7,195   $      241  $  15,485
  Due from related parties                        9,190        9,479       -
--------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                         16,385        9,720     15,485
--------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT, NET                      15,926       17,492       -
--------------------------------------------------------------------------------
OTHER ASSETS
  Software development costs, less
    accumulated amortization of
    $49,413, $38,013 and $0                     506,778      532,188    592,960
  Website development costs, less
    accumulated amortization of
    $ 8,046, $5,667 and $0                      112,895      118,508     57,120
  Deferred offering costs                          -            -        68,000
  Deferred income tax asset, less
    valuation allowance of $90,340,
    $73,270, and $24,050                           -            -          -
  Security deposits                               3,163        3,262      3,392
--------------------------------------------------------------------------------
    TOTAL OTHER ASSETS                          622,836      653,958    721,472
--------------------------------------------------------------------------------
TOTAL ASSETS                                  $ 655,147    $ 681,170  $ 736,957
================================================================================

                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                            $  57,696    $  51,533  $  46,239
  Accrued liabilities                            31,362       19,032     75,500
  Demand note payable                            34,870       35,965       -
  Demand loans payable                           76,080       22,887       -
--------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                   200,008      129,417    121,739
--------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 11)

SHAREHOLDERS' EQUITY
  Preferred stock, classes A through E,
    1,000,000 shares of each class
    authorized; none issued                        -            -          -
  Common stock, no par value, 100,000,000
    shares authorized; 13,260,453,
    12,945,149 and 12,200,550 shares issued
    and outstanding                            1,165,372   1,137,191    900,470
    Accumulated deficit                         (717,987)   (588,467)  (160,336)
    Stock subscription receivable                  -            -      (124,916)
    Foreign currency valuation adjustment          7,754       3,029       -
--------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                 455,139     551,753    615,218
--------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY                                $  655,147   $ 681,170  $ 736,957
================================================================================

See accompanying notes.

                                       F-3

                    SECURESTAFF SYSTEMS, INC. and SUBSIDIARY
                          (f/k/a CAREERTEK.ORG, INC.)
                     Consolidated Statements of Operations

                                                                 For the Period
                                                                 from Inception
                                For the Quarter For the Year (December 14, 1999)
                                       Ended          Ended            through
                               October 31, 2001 July 31, 2001      July 31, 2000
                                   (Unaudited)                        (Restated)
--------------------------------------------------------------------------------
REVENUES                           $      2,156  $     4,702      $        -
--------------------------------------------------------------------------------
OPERATING EXPENSES
  Compensation and related taxes         45,513      137,721            101,202
  Consulting fees                        22,679       98,041             20,590
  Depreciation and amortization          12,314       47,487               -
  Rents                                   6,596       19,693             11,675
  Office                                  2,631        9,270             10,015
  Professional fees                      36,099       19,096              9,714
  Computer and website maintenance         -          44,481               -
  Other general and administrative        5,844       56,930              7,140
--------------------------------------------------------------------------------
    TOTAL EXPENSES                      131,676      432,719            160,336
--------------------------------------------------------------------------------
OTHER INCOME AND EXPENSES
  Other income                             -              77               -
  Interest expense                         -            (191)              -
--------------------------------------------------------------------------------
    TOTAL OTHER EXPENSES                   -            (114)              -
--------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES               (129,520)    (428,131)          (160,336)

INCOME TAXES                               -            -                  -
--------------------------------------------------------------------------------
NET LOSS                               (129,520)     (428,131)         (160,336)
--------------------------------------------------------------------------------
OTHER COMPREHENSIVE LOSS
  Foreign currency valuation adjustment  (4,725)       (3,029)             -
--------------------------------------------------------------------------------
TOTAL OTHER COMPREHENSIVE LOSS             -           (3,029)             -
--------------------------------------------------------------------------------
COMPREHENSIVE LOSS                   $ (134,245)   $ (431,160)      $  (160,336)
================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
  (basic and diluted)                 12,605,476    12,563,715        7,143,205
NET LOSS PER SHARE (basic and diluted) $  (0.010)  $    (0.034)     $    (0.022)
COMPREHENSIVE LOSS PER SHARE
  (basic and diluted)                     (0.010)       (0.034)          (0.022)
================================================================================
See accompanying notes.

                                       F-4

                    SECURESTAFF SYSTEMS, INC. and SUBSIDIARY
                          (f/k/a CAREERTEK.ORG, INC.)
                     Consolidated Statements of Cash Flows

                                                                  For the period
                                                                  from Inception
                                For the Quarter   For the Year  (December 14, 1999)
                                     Ended           Ended           through
                                October 31, 2001  July 31, 2001   July 31, 2000
                                   (Unaudited)                      (Restated)
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                            $ (129,520)$   (428,131)    $    (160,336)
    Adjustments to reconcile net loss
      to net cash provided (used) by
      operating activities:
        Amortization                      11,400       43,679              -
        Depreciation                         914        3,808              -
        Common stock issued for
          professional services           23,421        3,270            12,600
   (Increase) decrease in assets:
      Security deposits                       99          130            (3,392)
    Increase (decrease) in liabilities:
      Accounts payable                     6,163        5,294            46,239
      Accrued liabilities                 12,330       11,532             7,500
--------------------------------------------------------------------------------
  Net cash used by operating activities  (75,193)    (360,418)          (97,389)
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock   4,760      233,451           169,994
  Proceeds demand loan payable            53,482       22,887              -
  Proceeds from stock subscription
    receivable                              -         124,916              -
  Proceeds from note payable                -          35,965              -
  Payments to related party                 -          (9,479)
  Payments on note payable               (1,095)           -
--------------------------------------------------------------------------------
  Net cash provided by financing
    activities                            57,147      407,740           169,994
--------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment        -         (21,300)             -
  Website and software development costs    -         (44,295)          (57,120)
--------------------------------------------------------------------------------
  Net cash used by investing activities     -         (65,595)          (57,120)
--------------------------------------------------------------------------------
Effect of Foreign currency translation
  on cash                                25,000         3,029                -
--------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                         6,954      (15,244)           15,485

CASH AND CASH EQUIVALENTS - BEGINNING        241       15,485              -
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - ENDING   $     7,195 $        241 $          15,485
================================================================================
SUPPLEMENTAL DISCLOSURES:
  Interest received                  $      -   $          80 $            -
  Interest paid                      $      -   $         191 $            -
  Income taxes paid                  $      -   $        -    $            -
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  TRANSACTIONS:
  Common stock issued for professional
    services                         $   23,421 $       3,270 $          12,600
  Common stock issued for software
    development                      $     -    $        -    $         592,960
  Common stock issued for stock
    subscription receivable          $     -    $        -    $         124,916

See accompanying notes.

                                       F-5

                    SECURESTAFF SYSTEMS, INC. and SUBSIDIARY
                          (f/k/a CAREERTEK.ORG, INC.)
                Consolidated Statements of Shareholders' Equity
       For the Period from Inception (December 14, 1999) to July 31, 2000 and the year ended July 31, 2001

                                                                     Foreign
                         Common Stock                 Stock          Currency        Total
                      Number           Accumulated   Subscription    Valuation    Shareholders'
                   of Shares   Amount    Deficit     Receivable      Adjustments     Equity
Issuance of
 common stock for:
 Software
  development      3,037,500  $ 592,960   $   -        $   -           $   -       $ 592,960
 Consulting
  services           675,000     12,600       -            -               -          12,600
 Private
  placement-May    8,212,500    169,994       -            -               -         169,994
 Private
  placement-July     275,550    124,916       -      (124,916)             -              -
Net Loss for the
  year ended
   July 31, 2000         -           -   (160,336)          -              -       (160,336)
-------------------------------------------------------------------------------------------
Balance - July 31, 2000
(restated)        12,200,550   900,470   (160,336)   (124,916)             -        615,218
Issuance of
 common stock
 for services         10,000     3,270         -           -               -          3,270
Private placement
 Of common stock     734,599   233,451         -           -               -        233,451
Collection from
 stock subscriptions
 receivable               -        -           -       124,916             -        124,916
Foreign currency
 valuation
 adjustment               -        -           -            -           3,029         3,029
Net loss for
 the year ended
  July 31, 2001           -        -      (428,131)         -              -       (428,131)
--------------------------------------------------------------------------------------------
Balance-
 July 31,
   2001          12,945,149  1,137,191    (588,467)         -            3,029      551,753
Issuance of
 common stock
 for services       294,304     23,421          -           -               -        23,421
Private placement
 of common stock     21,000      4,760          -           -               -         4,760
Foreign currency
 valuation
 adjustment              -          -           -           -            4,725        4,725
Net loss for the
 quarter ended
 October 31, 2001        -          -    (129,520)          -               -      (129,520)
--------------------------------------------------------------------------------------------
Balance-
 October 31,
   2001          13,260,453 $1,165,372  $(717,987)        $ -            7,754   $  455,139

See accompanying notes.

                                       F-6

                    SecureStaff Systems, Inc. and Subsidiary
                           f/k/a CareerTek.Org, Inc.
                   Notes to Consolidated Financial Statements

The accompanying unaudited consolidated financial statements of SecureStaff
Systems, Inc. f/k/a CareerTek.org, Inc. and Subsidiary, as of October 31, 2001,
reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the interim period presented. All adjustments are of a recurring nature.

NOTE 1. BUSINESS AND ORGANIZATION

SecureStaff Systems, Inc. (the Company) was incorporated under the laws of the
State of Wyoming on December 14, 1999, under the name of Psitek.Org, Inc. On
April 25, 2000, the corporate name was changed to CareerTek.Org, Inc. On October
16, 2001 the corporate name was changed to SecureStaff Systems, Inc. The Company owns 100% of a Toronto, Canada-based operating subsidiary, also known as
SecureStaff Systems, Inc., which was incorporated under the Ontario Business
Corporation Act on May 4, 2000.

The Company has developed proprietary software to perform psychological profiling of individuals for use in matching employees with employers. The
Company's mission is to simplify and enhance the personnel selection process through advanced, accurate, and interactive psychological profiling;
providing superior performance predictability, and recruit retention, at the lowest cost to human resource management.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany transactions have been eliminated.

CASH AND CASH EQUIVALENTS The Company considers all financial instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT Property and equipment is stated at cost. Expenditures for major betterments and additions are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.

Depreciation is computed using the straight-line method, based on the estimated useful lives of the assets, which is five years.

IMPAIRMENT OF LONG-LIVED ASSETS The Company follows FASB Statement No. 121 (SFAS
121) “Accounting for the Impairment of Long-Lived Assets and for Long-Lived
Assets to Be Disposed Of”. SFAS 121 requires that impairment losses are to be recorded when long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset.
Long-lived assets to be disposed of, if any, are reported at the lower of the carrying amount or the fair value less cost to sell.

                                            F-7

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTERNAL USE SOFTWARE DEVELOPMENT COSTS Statement of Position 98-1,
“Accounting for the Costs of Computer Software Developed or Obtained for
Internal Use,” (“SOP 98-1”) issued by the American Institute of
Certified Public Accountants is effective for financial statements beginning after December 15, 1998, SOP 98-1 requires that costs incurred in the preliminary stage of a development project be expensed as incurred, and that subsequent costs be capitalized or expensed, depending on criteria defined within SOP 98-1. Capitalized costs should be amortized on a straight-line basis unless another systematic basis is more representative of the software’s use.

Capitalized software development costs are stated at cost. These assets are being amortized using the straight-line method based on the estimated useful lives of the assets, which is fifteen years.

WEBSITE DEVELOPMENT COSTS The Emerging Issues Task Force (EITF) of the FASB
reached a consensus on EITF Issue 00-2, “Accounting for Web Site Development
Costs”. This consensus provides guidance on what type of costs incurred to develop websites should be capitalized or expensed. The Company adopted this consensus on July 31, 2000.

Capitalized website development costs are stated at cost. These assets are being amortized using the straight-line method based on the estimated useful lives of the assets, which is fifteen years.

USE OF ESTIMATES The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

DEVELOPMENT STAGE COMPANY The Company had been previously devoting its efforts to activities such as raising capital, establishing sources of information, and developing markets for its planned operations. The Company began operations and generating revenues in November of 2000, therefore, it is no longer considered a development stage company.

START-UP ACTIVITIES Statement of Position 98-5 “Reporting on the Costs of
Start- up Activities,” (“SOP 98-5”) issued by the American Institute of Certified Public Accountants is effective for financial statements beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred.

Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers
(excluding ongoing customer acquisition costs, such as policy acquisition costs and loan origination costs) or beneficiary, initiating a new process in an existing facility, or commencing some operation.

FOREIGN CURRENCY TRANSLATION The functional currency of the wholly-owned subsidiary located in Toronto, Ontario, Canada is the Canadian Dollar (CDN$).
All account balances have been translated to U.S. dollars in accordance with
SFAS No. 52, “Foreign Currency Translation.” Assets and liabilities are translated at exchange rates in effect on the balance sheet date. The exchange rates in effect as of July 31, 2001 and 2000, were $0.6800 and $0.6569,
(US$ to CDN$) respectively. The statements of operations were translated based on the average exchange rate for the year. Translation gains and losses are accumulated as a component of shareholders’ equity.

                                      F-8

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIC NET LOSS PER SHARE Basic net loss per share is computed by dividing the net loss applicable to common shareholders by the weighted average number of common shares outstanding during each period. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

REVENUE RECOGNITION Service and sales revenues are recognized when services have been rendered and are billable.

INCOME TAXES Income taxes are computed under the provisions of the Financial
Accounting Standards Board (FASB) Statement No. 109 (SFAS 109), Accounting for
Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the
Company’s financial statements compared to the tax returns.

ADVERTISING COSTS Advertising costs are expensed as incurred. Advertising expense amounted to $387 for the year ended July 31, 2001 and $2,632 for the period from inception (December 14, 1999) to July 31, 2000.

RESEARCH AND DEVELOPMENT COSTS Research and development costs are expensed as incurred.

COMPREHENSIVE INCOME (LOSS) The Company adopted FASB Statement No. 130 (SFAS
130) “Reporting Comprehensive Income”. This statement establishes standards for reporting comprehensive income (loss) and its components
(revenues, expenses, gains, losses) in financial statements and requires that all items required to be recognized under accounting standards as components of the same prominence as other financial statements. Comprehensive income (loss)
consists of foreign currency translation gain or loss and is presented in the
Consolidated Statements of Shareholders’ Equity.

RECLASSIFICATIONS AND RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS Certain
amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation of the current year financial statements. Additionally, retroactive effect has been given to prior period financial statements. The prior period financial statements have been restated for the cancellation of stock and the associated subscription agreements.

RECENT ACCOUNTING PRONOUNCEMENTS In July 2001, the Financial Accounting
Standards Board issued of Financial Accounting Standards No. 142 (SFAS 142),
“Goodwill and Other Intangible Assets”. The standard includes provisions for the reassessment of the useful lives of existing recognized intangibles and the reclassification of certain intangibles out of previously reported figures. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001. The impact of SFAS 142 on the financial statements has not yet been determined.

                                       F-9

NOTE 3.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                      October 31,    July 31,
                                                         2001           2001
                                                      ----------    ----------
Computer equipment                                    $   20,651    $  21,300
Less accumulated depreciation                             (4,725)      (3,808)
                                                      ----------    ----------
Property and equipment, net                           $   15,926    $  17,492
                                                      ==========    ==========

Depreciation expense for the period ended October 31, 2001, and the year ended
July 31, 2001, amounted to $917 and $3,808, respectively.

NOTE 4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, receivables, accounts payable, debt, accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with current market rates. Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, fair value cannot be determined with precision.

NOTE 5.  SOFTWARE AND WEBSITE DEVELOPMENT

As a result of the closing of the agreement discussed below, the Company owns, including all distribution and marketing rights, proprietary psychological profiling artificial intelligence software. The Company expects to use advanced technology to deliver the Company’s proprietary software which was developed to perform psychometric profiling of individuals for use in matching employees with employers.

Pursuant to the exchange, the Company received the software in exchange for consideration of $17,000 cash and 3,037,500 shares of restricted common stock as such term is defined under the Rule 144 promulgated under the Securities Act of
1933.

In accordance with Accounting Principles Board Opinion No. 16 (APB 16),
“Business Combination”, the exchange of 3,037,500 shares of the
Company’s common stock for the software created a business combination with the software owner becoming a major shareholder. APB 16 requires that the value recorded for the software license is best represented by a transfer at the owner’s historical cost. Amortization has been recorded for the software license, based on the straight-line method over the estimated useful life of 15 years. The website of the Company was placed in Service and became operational in August 2000 and the Company began then amortizing these costs.

Amortization expense for the quarter ended October 31,2001, the year ended July
31, 2001, and the period from inception (December 14, 1999) to July 31, 2000 amounted to $11,400, $43,679 and $0, respectively.

                                      F-10

NOTE 6. - DEMAND NOTE PAYABLE

In March 2000, the Company entered into a service agreement with a consulting company pursuant to which the consulting company would develop a website and certain computer software applications for the Company. In September 2000, the
Company entered into a debt agreement with this consulting company and the outstanding balance was reduced by approximately $31,000. The agreement provided for a promissory note of $34,870 securing the remaining outstanding amount and for the issuance of 300,000 common shares to this consulting company. The
Company has not paid the $35,965 due pursuant to the promissory note. Further, the common shares referred to above were not issued to the consulting company.
Since, the Company did not comply with some terms and provisions of the agreement, the balance of the debt was restored to its original amount of
$97,878 of which $32,784 has not been paid, $34,870 is documented as a demand note payable and the remaining $30,224 are included in accounts payable.

NOTE 7.  DEMAND LOANS PAYABLE

The Company has borrowed, from May 2000 through July 2001, $76,080 on a non-interest-bearing basis.  These loans are payable on demand and were used for working capital.

NOTE 8. INCOME TAXES

As of July 31, 2001, the Company has net operating loss carry forwards available as follows:

Year   Amount    Year Expires

2000   $160,336     2020
2001   $428,131     2021

A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that a portion of the deferred income tax benefits will not be realized. It is management’s opinion that it is more likely than not that the entire deferred tax benefit may not be recognized in future years because the utilization of the remaining carry forwards is dependent on the Company’s ability to generate sufficient taxable income during the carry forward periods and no further significant changes in ownership. Therefore, a valuation allowance equal to the deferred tax benefit of $90,340, $73,270 and
$24,050 has been established for the quarter ended October 31, 2001, the year ended July 31, 2001, and the period from inception(December 14, 1999) to July
31, 2000, respectively, resulting in no deferred tax assets as of the balance sheet dates.
                                      F-11

NOTE 9.  SHAREHOLDERS' EQUITY

RESCINDED CONSULTING AGREEMENT The Company had a financial and strategic consulting agreement with a company to provide consulting services. This agreement, dated April 15, 2000, was for an initial term of twelve months. The consulting fees of $68,000 were included in deferred offering costs and included in accrued liabilities in an equal amount as of July 31, 2000. The consulting services were not rendered and the agreement was subsequently rescinded. No services were ever received from the consultant. Accordingly, during the fiscal year ended July 31, 2001, the deferred offering costs and the related accrued liabilities were removed.

STOCK ISSUED FOR SOFTWARE Pursuant to the “Agreement for Purchase of
Software”, dated December 15, 1999, the Company acquired software in exchange for the issuance of 3,037,500 shares of the Company’s common stock.

STOCK ISSUED FOR SERVICES In May 2000, the Board of Directors authorized the issuance of 675,000 shares of common stock to consultants as compensation for services in connection with creating and implementing the Company’s strategic and business plan. This stock was valued at $12,600, an agreed upon price of $.019 per share.

In November 2000, the Board of Directors authorized the issuance of 10,000 shares of common stock to consultants as compensation for services in connection with website maintenance expenses. This stock was valued at an agreed price of
$.327 per share, for a total of $3,270.

In August 2001, the Board of Directors authorized the issuance of 150,000 shares of common stock to a professional association as compensation for professional services. This stock was valued at an agreed price of $.149 per share, for a total of $22,440. In October 2001, the Board of Directors authorized the issuance of 144,304 shares of common stock to a consultant as compensation for services. This stock was valued at an agreed price of $.327 per share, for a total of $981.

PRIVATE OFFERING In May 2000, the Board of Directors authorized the Company to offer and sell to qualified investors up to 11,000,000 shares of its common stock at a price of approximately $.02 per share under a private placement pursuant to an exemption available under the Securities Act of 1933. Under this offering, 8,212,500 shares were issued generating net proceeds of $169,994.

In July 2000, the Board of Directors authorized the Company to offer and sell to qualified investors up to 1,000,000 shares of its common stock at a price of approximately $.45 per share under a private placement pursuant to an exemption available under the Securities Act of 1933. Under this offering, 492,819 shares were originally issued. Of this amount, 166,500 and 50,769 shares were subsequently cancelled. The financial statements for July 31, 2000 have been restated for the cancellation of common stock and the associated stock subscription agreement to show actual issuance of 275,500 shares and net proceeds of $124,916.

In November 2000, the Board of Directors authorized the Company to offer and sell to qualified investors up to 1,000,000 shares of its common stock at a price of approximately $.35 per share under a private placement, pursuant to an exemption available under the Securities Act of 1933. Under this offering,
734,599 shares were issued in the following months, generating proceeds of
$233,451.

In August 2001, the Board of Directors authorized the Company to offer and sell to qualified investors up to 1,000,000 shares of its common stock at a price of approximately $.25 per share under a private placement, pursuant to an exemption available under the Securities Act of 1933. Under this offering, 21,000 shares were issued for the quarter ended October 31, 2001, generating proceeds of
$4,760.

NOTE 10.  GOING CONCERN AND MANAGEMENT'S PLANS

The Company has had minimal income from services. Since its inception, the
Company has been dependent upon the receipt of capital investment or other financing to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the
Company’s product development will be successfully completed or that it will be a commercial success. Further, the Company is dependent upon certain related parties to provide continued funding and capital resources.

                                      F-12

NOTE 10.  GOING CONCERN AND MANAGEMENT'S PLANS (CONTINUED)

The Company’s expected revenues would result from being able to rapidly deliver products over the Internet. This is a new type of service, which carries with it uncertainty as to the market for the Company’s services. In addition, changes in general market conditions and competition could adversely affect future operations.

The Company has minimal capital resources presently available to meet obligations, which normally would be expected to be incurred by similar companies, and has an accumulated deficit of $588,467 at July 31, 2001. These factors raise substantial doubt about the Company’s ability to continue as a going concern. In order to begin any significant operations the Company will have to pursue other sources of capital, such as additional equity financing or debt financing. There is no assurance that the Company will be able to obtain such financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 11.  COMMITMENTS

OFFICE FACILITIES The Company leases its executive offices located in Toronto,
Ontario, Canada, under a two-year operating lease that expires on January 31,
2002. Total rent expense was $5,277, $19,693 and $11,675 for the quarter ended
October 31, 2001, the year ended July 31, 2001 and the period from inception
(December 14, 1999) to July 31, 2000, respectively.

OPERATING LEASE The Company also leases its office furniture under a non-
cancelable lease that expired on January 20, 2001. Rent expense under this operating lease was $1,364.

Future minimum lease payments under all operating leases for fiscal year ending
July 31, 2002, amount to $4,411.

                                    F-13

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

ITEM 24. Inside Front and Outside Back Cover Pages of Prospectus

PRELIMINARY PROSPECTUS
SECURESTAFF SYSTEMS, INC.
SUBJECT TO COMPLETION, DATED February 18, 2002

Selling Shareholders are offering up to 1,248,849 shares of common stock.

The selling shareholders may offer their shares at any price.  We will not receive any proceeds from the sale of the shares by the selling shareholders. We will pay all expenses of registering the securities, currently estimated at
$50,000.

Our common stock is not now listed on any national securities exchange, the
NASDAQ stock market or the Over the Counter Bulletin Board.

Dealer Prospectus Delivery Obligation
-------------------------------------

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       45

Part II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation and By-laws, subject to the provisions of Wyoming law, contain provisions that allow the corporation to indemnify any person under certain circumstances.

Wyoming law provides the following:

17-16-851.  Authority to indemnify.

          (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

             (i) He conducted himself in good faith; and

             (ii) He reasonably believed that his conduct was in or at least
Not opposed to the corporation's best interests; and

             (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

             (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

          (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (a)(ii) of this section.

          (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (d)  Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section:

             (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or

             (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

                                       46

          (e) Repealed By Laws 1997, ch. 190,ss.3.

        17-16-852.  Mandatory indemnification.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        17-16-853.  Advance for expenses.

          (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:

             (i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and

             (ii) His written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in
W.S. 17-16-851.

             (iii) Repealed By Laws 1997, ch. 190,ss.3.

          (b) The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

          (c) Authorizations under this section shall be made:

             (i) By the board of directors:

               (A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;
or

               (B)  If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or

             (ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

                                       47

        17-16-854.  Court-ordered indemnification and advance for expenses.

          (a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.  After receipt of an application and after giving any notice it considers necessary, the court shall:

             (i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852;

             (ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or

             (iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

               (A) To indemnify the director; or

               (B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with
W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S.
 17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

          (b) If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses.
If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

        17-16-855.  Determination and authorization of indemnification.

          (a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

          (b) The determination shall be made:

             (i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;

                                       48

             (ii) Repealed By Laws 1997, ch. 190,ss.3.

             (iii) By special legal counsel:

               (A)  Selected in the manner prescribed in paragraph (i) of this subsection; or

               (B) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

             (iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the  determination.

          (c)  Authorization of indemnification shall be made in the same manner as the determination that indemnification is  permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

        17-16-856.  Officers.

          (a)  A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

             (i) To the same extent as a director; and

             (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

               (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

               (B) Liability arising out of conduct that constitutes:

                 (I) Receipt by him of a financial benefit to which he is not entitled;

                 (II) An intentional infliction of harm on the corporation or the shareholders; or

                 (III) An intentional violation of criminal law.

             (iii) A corporation may also indemnify and advance expenses to a
Current or former officer, employee or agent who is not a director to the
Extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

                                       49

          (b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

          (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under
W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Our Articles and By-Laws also provide for indemnification to the fullest extent permitted under Wyoming law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*)
represent estimated expenses.  We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

--------------------------------- -----------------------
ITEM                                  AMOUNT
--------------------------------- -----------------------
SEC Registration Fee*                $  2,500
--------------------------------- -----------------------
Legal Fees and Expenses              $22,500
--------------------------------- -----------------------
Accounting Fees and Expenses*        $10,000
--------------------------------- -----------------------
Miscellaneous*                       $15,000
--------------------------------- -----------------------
Total*                               $50,000
--------------------------------- -----------------------
* Estimated Figure

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the Agreement for Purchase of Software dated December 15, 1999, we acquired software from 2 individuals in exchange for the issuance of 3,037,500 shares of our common stock.

In May 2000, we issued 675,000 shares of common stock to four consultants as compensation for services. This stock was valued at an aggregate $12,600.

In May 2000 we sold 8,212,500 shares to 17 (non-US) investors for an aggregate of $169,994.

In July 2000, we sold 275,550 shares of common stock to 25 (23 Canadian and 2
US) investors for an aggregate of $124,916.

In November 2000, we issued 10,000 shares of common stock to a consultant. This stock was valued at an agreed price of $.327 per share, for a total of $3,270.

Between August 2000 and July 2001, we sold 734,599 shares to 33 individuals (31
Canadian and 2 US) for an aggregate of $233,451.

Between August 2001 and October 2001, we issued 294,304 shares to 12 Canadian employees, former employees and consultants. This stock was valued at an agreed price of $23,421.

Between August 2001 and October 2001, we sold 21,000 shares to existing shareholders for an aggregate of $4,760.

All share numbers above are adjusted for the 3 for 4 stock split in 2000.

We relied upon Section 4(2) and Regulation S of the Securities Act of 1933, as
amended for the above issuances. We believed that Regulation S and Section 4(2)
were available because:

        o   None of these issuance involved underwriters, underwriting discounts or commissions;
        o   We placed restrictive legends on all certificates issued;
        o   No US sales were made by general solicitation or advertising;
        o   Sales were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment;
        o   Except for distributions to US based service providers and four isolated sales to US residents, no offers or sales were made to persons in the United States; and
        o   Except for distributions to US based service providers and four isolated sales to US residents, no direct selling efforts were made in the United States.

                                       50

ITEM 27. EXHIBITS
Item 3

        1   Articles of Incorporation of psitek.org, Inc., a Wyoming
            Corporation, including two amendments thereto
        2   Name Change Amendment to Articles of Incorporation of Careertek.ord,
            Inc., a Wyoming Corporation
        3   By-laws of SecureStaff Systems, Inc. [f/k/a psitek.org, Inc.], a
            Wyoming Corporation
        4   Articles of Incorporation of Careertek.org, Inc., an Ontario
            Corporation
        5   By-laws of Careertek.org, Inc., an Ontario Corporation

Item 4

        1   Form of common stock Certificate of the SecureStaff Systems, Inc.(1)

Item 5

        1   Legal Opinion of Bruce Fein, Esq., Bruce F. Fein, PC

Item 10

        1   Employment Agreement with Dr. Peter Donnelly
        2   Employment Agreement with James Cousineau
        3   Agreement for Purchase and Sale of Software

Item 23

        1   Consent of Dohan and Company, P.A.
        2   Consent of Bruce Fein, Esq., Bruce F. Fein, PC (included in
              Exhibit 5.1)

     All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1)  Information pertaining to our common stock is contained in our Articles of
Incorporation and By-Laws.

ITEM 28. UNDERTAKINGS

Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       51

The undersigned Registrant hereby undertakes to:

       1. File, during any period in which we offer or sell securities, a post-
effective amendment to this registration statement to:

         i. Include any prospectus required by section 10(a)(3) of the
Securities Act;

         ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation
From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule
424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the
"Calculation of Registration Fee" table in the effective registration statement.

        iii. Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                       52

     SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Toronto Canada on February 18 , 2002.

     SecureStaff Systems, Inc.

---------------------------- -------------------------- -------------------------- --------------------------
Title                        Name                       Date                       Signature
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
Principal Executive Officer  Dr. Peter Donnelly         2-18-02                     /s/ Peter Donnelly
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
Principal Accounting         James Cousineau            2-18-02                     /s/ James Cousineau
Officer
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
Principal Financial Officer  James Cousineau            2-18-02                     /s/ James Cousineau
---------------------------- -------------------------- -------------------------- --------------------------

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

---------------------------- -------------------------- -------------------------- --------------------------
SIGNATURE                    NAME                       TITLE                      DATE
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
/s/ Peter Donnelly           Dr. Peter Donnelly         Director                   2-18-02
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
/s/ Bruce Fein               Mr. Bruce Fein             Director                   2-18-02
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------
/s/ Mike Kostrich            Mr. Mike Kostrich          Director                   2-18-02
---------------------------- -------------------------- -------------------------- --------------------------